Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

Dated October 5, 2004

among

INVESTCORP TECHNOLOGY VENTURES LP,

DAMANY HOLDING GMBH,

WILLTEK COMMUNICATIONS GMBH

and

WIRELESS TELECOM GROUP, INC.

i

INDEX OF DEFINED TERMS

Definition	Section
Acquisition	Section 1.01
Acquisition Proposal	Section 4.11
Actions	Section 2.14
Affiliate	Section 8.05(b)
Agreement	Preamble
AMEX	Section 3.02(b)
Ancillary Agreements	Section 2.03
Applicable Filings	Section 4.07(a)(iii)
Applicable Filings Compliant Financials	Section 4.07(b)
Applicable Law	Section 2.04
Average Stock Price	Section 4.13
Balance Sheet	Section 2.07(a)
Business Day	Section 8.05(b)
Cash Consideration	Section 1.01
Closing	Section 1.02
Closing Date	Section 1.02
Closing Shares	Section 1.03(b)
Company	Preamble
Company Benefit Plans	Section 2.06(a)
Company Contracts	Section 2.11(b)
Company Licensed Intellectual Property	Section 2.10(b)
Company Owned Intellectual Property	Section 2.10(b)
Company’s Organizational Documents	Section 2.01(e)
Company Property	Section 2.09
Confidentiality Agreement	Section 4.03
Consent	Section 2.04
Contract	Section 2.04
Damany	Preamble
Employment Contracts	Section 2.11(a)(viii)
Environmental Law	Section 2.16(b)
ERISA	Section 2.06(a)
Escrow Agent	Section 1.03(c)
Exchange Act	Section 3.04
Financial Projections	Section 2.07(e)
Financial Statements	Section 2.07(a)
German GAAP	Section 2.07(b)
Governmental Entity	Section 2.04
Hazardous Substance	Section 2.16(b)
IFRS	Section 2.07(a)
Including or Includes	Section 8.05(b)
Income Tax or Income Taxes	Section 2.13(a)
Indemnification Escrow Agreement	Section 1.03(c)
Indemnification Shares	Section 1.03(c)

Indemnified Party	Section 7.04(a)
Indemnifying Party	Section 7.04(a)
Independent Expert	Section 4.05(a)(iii)
Intellectual Property	Section 2.10(a)
International Plan	Section 2.06(h)
Inventory	Section 2.23
Investcorp	Preamble
IP Letter	4.01
IP Letter Exposure	7.06(a)
IRS	Section 2.06(a)
Judgment	Section 2.04
Leased Real Property	Section 2.09
Legal Restraint	Section 5.01(b)
Liens	Section 2.05
Loan Agreement	Section 4.15
Losses	Section 7.02
Material Adverse Effect	Section 8.05(b)
NJBCA	Section 3.02(b)
Notice of Objection	Section 4.05(a)(ii)
Obsolete Inventory	Section 2.23
Ordinary Course Of Business	Section 2.15
Outside Date	Section 6.01(a)(v)
Permits	Section 2.12
Permitted Liens	Section 2.08(a)
Person	Section 8.05(b)
Pre-Closing Tax Period	Section 2.13(a)
Proxy Compliant Financials	Section 4.07(b)
Proxy Statement	Section 4.07(a)(ii)
Purchase Price	Section 1.01
Purchaser	Preamble
Purchaser Benefit Plans	Section 3.08(a)
Purchaser Common Stock	Section 1.01
Purchaser Contracts	Section 3.12(b)
Purchaser Employment Contracts	Section 3.12(a)(viii)
Purchaser Financial Statements	Section 3.06
Purchaser Indemnitees	Section 7.01(a)
Purchaser Licenced Intellectual Property	Section 3.11(a)
Purchaser Organizational Documents	Section 3.01(c)
Purchaser Owned Intellectual Property	Section 3.11(a)
Purchaser Permitted Liens	Section 3.09(a)
Purchaser Preferred Stock	Section 3.03
Purchaser Property	Section 3.10
Purchaser SEC Documents	Section 3.06
Purchaser Tax Act	Section 7.01(a)
Purchaser 401(K) Plan	Section 3.08(d)
Records	Section 4.02(a)

v

Related Person	Section 4.11
Representatives	Section 4.11
SEC	Section 3.04
Securities Act	Section 2.02
Seller Indemnitees	Section 7.01(b)
Sellers	Preamble
Sellers’ Cap	Section 7.05(a)
Sellers’ Fee Schedule	Section 8.03
Share Transfer Agreement	Section 1.03(a)
Shareholder Approval	Section 5.01(c)
Shareholders’ Agreement	Section 4.14
Shares	Preamble
Special Meeting	4.07(a)(i)
Stand-Alone Financial Statements	Section 2.07(b)
Straddle Period	Section 4.05(b)(i)
Subsidiary	Section 8.05(b)
Tax Claim	Section 7.04(b)(i)
Tax Indemnified Party	Section 7.04(b)(i)
Tax Indemnifying Party	Section 7.04(b)(i)
Tax or Taxes	Section 2.13(a)
Tax Return	Section 2.13(a)
Taxing Authority	Section 2.13(a)
The Company’s 401(K) Plan	Section 2.06(d)
Third Party Claim	Section 7.04(a)
Transaction Expenses	Section 8.03
Transfer Taxes	Section 2.13(a)
Unaudited Financial Statements	Section 3.06
U.S. GAAP	Section 3.06
Welfare Plan	Section 2.06(a)
Wireless Shares	Section 1.01

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated October 5, 2004 (this “AGREEMENT”), among Investcorp Technology Ventures LP, a limited partnership organized under the laws of the Cayman Islands (“INVESTCORP”), Damany Holding GmbH, a limited liability corporation organized under the laws of Germany and registered with the commercial register of the local court (Amtsgericht) of Munich under No. HRB 142 984 (“DAMANY” and together with Investcorp, the “SELLERS”), Willtek Communications GmbH, a limited liability corporation organized under the laws of Germany and registered with the commercial register of the local court (Amtsgericht) of Munich under No. HRB 46 733 (the “COMPANY”), and Wireless Telecom Group, Inc., a New Jersey corporation (the “PURCHASER”).

Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all the issued and outstanding shares of capital stock of the Company (the “SHARES”) on the terms and subject to the conditions set forth in this Agreement.

Accordingly, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES; AND CLOSING

SECTION 1.01. PURCHASE AND SALE OF THE SHARES. On the terms and subject to the conditions of this Agreement, at the Closing, in reliance on the representations and warranties of Purchaser contained herein, Sellers shall sell and transfer to Purchaser and, in reliance on the representations and warranties of Sellers contained herein, Purchaser shall purchase from Sellers, the Shares for an aggregate purchase price of US$7,000,000 (the “CASH CONSIDERATION”) plus 8,000,000 shares (the “WIRELESS SHARES”) of Purchaser’s newly issued common stock, par value US$.01 per share (the “PURCHASER COMMON STOCK”) (collectively, the “PURCHASE PRICE”). Purchaser shall pay the Purchase Price on the Closing Date in accordance with the provisions set forth in Section 1.03 hereof. The Purchase Price shall be allocated among the Sellers as set forth in Schedule 1.01. The purchase of the Shares is referred to herein as the “ACQUISITION”.

SECTION 1.02. CLOSING DATE. The closing of the Acquisition (the “CLOSING”) shall take place at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., Eastern Standard Time, on the second (2nd) Business Day following the satisfaction (or, to the extent legally permitted, the waiver) of the conditions set forth in Article V, or at such other place, time and date as may be agreed by Sellers and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “CLOSING DATE”. The Closing shall be deemed to be effective as of the close of business on the Closing Date.

SECTION 1.03. TRANSACTIONS TO BE EFFECTED AT THE CLOSING. Subject to the fulfillment (or, to the extent legally permitted, the waiver) of the conditions set forth in Article V, at the Closing:

(a) (i) Each of the Sellers and the Purchaser shall duly execute and deliver a share transfer and assignment agreement substantially in the form attached hereto as Exhibit A (the “SHARE TRANSFER AGREEMENT”), such Share Transfer Agreement to be recorded in front of a German or Basle Notary Public; and (ii) each Seller shall deliver to Purchaser (A) each of the certificates, instruments and agreements required to be delivered by each of the Sellers pursuant to Article V hereof and (B) such other documents as Purchaser may reasonably request in connection with the Closing.

(b) Purchaser shall deliver to Sellers: (i) the Cash Consideration by wire transfer of immediately available funds to accounts designated in writing at least two (2) Business Days before the Closing Date by the Sellers; (ii) certificates representing 7,000,000 Wireless Shares in the denominations as set forth in Schedule 1.03(b) (the “CLOSING SHARES”); (iii) each of the certificates, instruments and agreements required to be delivered by Purchaser pursuant to Article V hereof; and (iv) such other documents as Sellers may reasonably request in connection with the Closing.

(c) Purchaser shall deposit or cause to be deposited certificates representing 1,000,000 Wireless Shares (the “INDEMNIFICATION SHARES”) in escrow with American Stock Transfer & Trust Company, as escrow agent (the “ESCROW AGENT”), to secure the indemnification obligations of the Sellers as set forth in Article VII pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit B (the “INDEMNIFICATION ESCROW AGREEMENT”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, jointly and severally, hereby represents and warrants to Purchaser as follows:

SECTION 2.01. ORGANIZATION AND STANDING OF SELLERS AND COMPANY.

(a) Investcorp is a limited partnership validly existing under the laws of the Cayman Islands, and Damany is a limited liability company (GmbH) duly organized and validly existing under the laws of Germany and registered with the commercial register of the local court (Amtsgericht) of Munich under No. HRB 142 984. Each of Investcorp and Damany is not in bankruptcy, liquidation or receivership (and no order therefor has been presented or threatened and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given). Until December 31, 2007, each of the Sellers covenants and agrees that (i) neither Investcorp nor Damany shall effect or permit to be effected any liquidation, or otherwise effect or permit to be effected any merger, consolidation or other organic change in their corporate or partnership organization, and (ii) Investcorp shall maintain at least US$10.0 million in assets and Damany shall maintain at least US$2.0 million in assets.

(b) The Company is a limited liability company (GmbH) duly organized and validly existing under the laws of Germany and registered in the commercial register of the local court (Amtsgericht) of Munich under No. HRB 46 733. The articles of association (Satzung) of the Company, as amended by the Company’s shareholders’ meeting on December 19, 2003 and as submitted to the commercial register accompanied with a notarial certificate by Notary Public Walter Dietrich dated December 19, 2003, are currently valid and in full force and effect and no further amendments thereto have since been resolved or have come into effect. Since the last entry dates shown on the extract from the commercial register (February 4, 2004) no entries have been made and there are no pending registration requests to the commercial register. There are no facts which must be entered in the commercial register but have not yet been entered; in particular, no shareholders’ resolutions have been passed which must be entered in the commercial register but are not registered in the Commercial Register. There are no agreements relating to the organization and constitution of the Company and there are no obligations to enter into any new agreements, resolutions or arrangements relating to the organization or constitution of the Company to which Purchaser would be subject as a consequence of the Acquisition.

(c) Each of the Company’s Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is set forth opposite its name on Schedule 2.01(c). Except as set forth in Schedule 2.01(c), the Company has no Subsidiaries.

(d) The Company and each of its Subsidiaries has full corporate power and authority to enable it to own, lease or otherwise hold its properties and assets, perform all its respective obligations under any Contract to which it is a party, and to carry on its business as presently conducted. The Company and each of its Subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except for any such failure as would not have a Material Adverse Effect on the Company.

(e) The Company’s Articles of Association as amended by the Company’s shareholders’ meeting on December 19, 2003 and as submitted to the commercial register accompanied with a notarial certificate by Notary Public Walter Dietrich dated December 19, 2003, which Sellers have made available or delivered to Purchaser, are a true, complete and correct copy of the Company’s Articles of Association, and each of its Subsidiaries’ Articles of Incorporation and Bylaws or similar organizational documents, each as amended to date, which Sellers have made available or delivered to Purchaser, are a true, complete and correct copy of the Subsidiaries’ Articles of Incorporation and Bylaws or similar organizational documents (collectively the “COMPANY’S ORGANIZATIONAL DOCUMENTS”). The Company’s Organizational Documents so delivered are in full force and effect and have not been subsequently amended.

SECTION 2.02. CAPITAL STOCK OF THE COMPANY AND ITS SUBSIDIARIES. Schedule 2.02 sets forth, for the Company and each of its Subsidiaries, (i) the nominal amount of its issued and outstanding capital stock, (ii) the par value of its issued and outstanding capital stock, and (iii) the owners of all outstanding capital stock. Except for the Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. Except as set forth in Schedule 2.02, there are no shares of capital stock or other equity securities of any Subsidiary of the Company issued or outstanding. All of the outstanding capital stock of the Company and its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and is owned free from any Liens or restrictions on transfer. No legend or other reference to any purported Lien appears upon any certificate of the shares of capital stock of the Company or any of its Subsidiaries. None of the shares of capital stock of the Company or any of its Subsidiaries was issued in violation of the Securities Act of 1933, as amended (the “SECURITIES ACT”), the securities laws of any U.S. state or territory or the securities laws of any foreign government, or any other Applicable Law or any Judgment. There are no outstanding contractual or statutory obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. There are no outstanding options, warrants, convertible securities, subscriptions or other commitments or rights to acquire any shares of capital stock of the Company or any of its Subsidiaries.

SECTION 2.03. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Each Seller and the Company has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments set forth in Schedule 2.03 that are to be executed and delivered in connection with this Agreement (as set out on such Schedule, the “ANCILLARY AGREEMENTS”) to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements. Each Seller and the Company has taken all corporate action required to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements. Each Seller and the Company has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 2.04. NO CONFLICTS OR VIOLATIONS; NO CONSENTS OR APPROVALS REQUIRED. Except as set forth on Schedule 2.04, the execution and delivery by each Seller and the Company of this Agreement does not, the execution and delivery by each Seller and the Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements will not conflict with, or result in any breach of or constitute a violation, default or an event of default under, or require Consent under, or give rise to a right of acceleration, termination or cancellation under or increased, additional, accelerated or guaranteed rights or entitlements of any Person under or result in the creation of any Lien upon any of the Shares or any of the properties or assets of the Company or any of its Subsidiaries under any provision of (i) the organizational documents of either of the Sellers or the Company or any of its Subsidiaries, (ii) any contract, lease, sublease, license, agreement or other commitment or arrangement (“CONTRACT”), note, instrument or financing obligation to which any of the Sellers or the Company or any of its Subsidiaries is a party or by which any of its properties or assets are bound or (iii) any judgment, injunction, order or decree (“JUDGMENT”) or statute, law, ordinance, rule or regulation promulgated by any Governmental Entity (“APPLICABLE LAW”) applicable to Sellers or the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or otherwise materially adversely affect each Seller’s and the Company’s ability to consummate the transactions contemplated in this Agreement and the Ancillary Agreements. Except as set forth on Schedule 2.04, no consent, waiver, exemption, approval, authorization or order (“CONSENT”) of, or registration, declaration or filing with, any German or U.S. federal, state or local or any other foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a “GOVERNMENTAL ENTITY”) is required to be obtained or made by or with respect to the Sellers or the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on the Company or otherwise materially adversely affect each Seller’s and the Company’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 2.05. THE SHARES. Each Seller has good and valid title to the Shares set forth opposite its name on Schedule 1.01, and the Company has good and valid title to all of the issued and outstanding shares of capital stock of its Subsidiaries, in each case free and clear of all mortgages, liens, charges, claims, pledges or other encumbrances (collectively, “LIENS”). Upon delivery to Purchaser on the Closing Date of the Share Transfer Agreement, such Share Transfer Agreement to be recorded in front of a German or Basle Notary Public, and upon Sellers’ receipt of the Cash Consideration and Closing Shares at the Closing (together with the Sellers’ receipt of confirmation from the Escrow Agent of the deposit of the Indemnification Shares with the Escrow Agent pursuant to the Indemnification Escrow Agreement), good and valid title to the Shares will pass to Purchaser, free and clear of any Liens. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

SECTION 2.06. EMPLOYEE BENEFITS; ERISA. (a) Schedule 2.06(a) sets forth true, correct and complete a list of each material “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), material “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (a “WELFARE PLAN”) and each other material plan, arrangement or policy relating to stock options, stock purchases, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained by the Company or any of its Subsidiaries for the benefit of any present or former directors, officers or employees of the Company or any of its Subsidiaries (all the foregoing being herein called “COMPANY BENEFIT PLANS”). Sellers have delivered or made available to Purchaser copies of (i) each Company Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the United States Internal Revenue Service (“IRS”) with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan. Schedule 2.06(a) also sets forth a true, correct and complete list of any other pension plans, old age and other benefit programs and any other pension commitments granted to current or former employees of any of the Company or any of its Subsidiaries under other applicable laws.

(b) Except for (i) Company Benefit Plans, (ii) employer’s contributions to mandatory benefit schemes under Applicable Law, (iii) sick pay for a period to which any employee is entitled under Applicable Law or under applicable collective bargaining agreements or under any individual agreement the terms of which have been disclosed in writing to Purchaser, and (iv) the individual commitments and benefit plans described in Schedule 2.06(b), the Company and its Subsidiaries are under no obligation to pay, and have not agreed to pay or are not paying on a customary or voluntary basis (A) any pension (including retirement and early-retirement payments, disability pensions and pensions for surviving spouses or dependants, whether forfeitable or non-forfeitable and irrespective whether on the basis of current pension payments or on the basis of a one time capital payment) or any other retirement, death, sickness, disability or medical benefit or (B) any contributions to any pension fund, insurance company or other entity with respect to any such pension or benefit. Schedule 2.06(b) sets forth a true, correct and complete list of all pension plans, old age and other benefit programs and any other pension commitments together with their relevant conditions (amount of the granted benefits, amount of the granted contributions to pension funds, to insurance companies or to any other external provider, date of grant, indication of any agreed non-forfeitable rights or expectancies, indication of any agreed indexation or adjustment of pension payments) granted to the current or the former employees as listed on Schedule 2.06(b) of the Company or of any of its Subsidiaries under Applicable Law other than Company Benefit Plans. Any such pension or other obligations of the Company and of any of its Subsidiaries under such commitments and plans are fully reflected on the Balance Sheet in accordance with the relevant accounting principles in the highest amount possible under Applicable Law.

(c) Except as set forth in Schedule 2.06(c), the pension plans and commitments as listed on Schedule 2.06(b) are congruently covered/fully funded by employer’s pension liability insurances and such employer’s pension liability insurances are free and clear of all Liens.

(d) The 401(k) Plan of the Company’s U.S. subsidiary (“THE COMPANY’S 401(K) PLAN”) has been administered substantially in accordance with its terms, except where the failure to be so administered would not have a Material Adverse Effect. The Company and its Subsidiaries and the Company’s 401(k) Plan are in substantial compliance with all applicable provisions of ERISA and the Code (as defined in Section 2.13(a)), except for instances of possible non compliance that would not have a Material Adverse Effect on the Company. The Company’s 401(k) Plan has received a favorable determination letter from the IRS dated September 4, 2001, to the effect that it is qualified and exempt from Federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Sellers, has revocation been threatened. Except as would not have a Material Adverse Effect on the Company, there is no pending or, to the knowledge of Sellers, threatened litigation relating to the Company Benefit Plans.

(e) Except as would not have a Material Adverse Effect on the Company, neither the Company nor any person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code has incurred or would reasonably be expected to incur any liability under Title IV of ERISA.

(f) Except as would not have a Material Adverse Effect on the Company, each Company Benefit Plan that is a Welfare Plan, to the extent applicable, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

(g) Except as set forth in Schedule 2.06(g), no employee of the Company or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.

(h) Each Company Benefit Plan covering non-U.S. employees (an “INTERNATIONAL PLAN”) has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all Applicable Laws (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities.

SECTION 2.07. FINANCIAL STATEMENTS.

(a) Schedule 2.07(a) sets forth the audited consolidated balance sheet of the Company as of March 31, 2004 (the “BALANCE SHEET”), the audited consolidated statement of income of the Company for the 12-month period ended March 31, 2004, and the audited consolidated statement of cash flow and audited consolidated statement of changes in equity for the 12-month period ended March 31, 2004, together with the notes to such financial statements (such financial statements, together with the notes to such financial statements, the “FINANCIAL STATEMENTS”). The Financial Statements have been prepared in conformity with the International Financial Reporting Standards as formulated by the International Accounting Standards Board (“IFRS”), consistently applied (except in each case as described in the notes thereto). The Financial Statements fairly present in all material respects the consolidated financial condition and results of operations of the Company, changes in equity and cash flow as of the respective dates thereof and for the respective periods indicated.

(b) Schedule 2.07(b) sets forth the German GAAP audited stand-alone balance sheet of the Company as of March 31, 2004 and March 31, 2003, and the audited profit and loss statement of the Company for the 12-month periods ended March 31, 2004 and March 31, 2003, together with the notes to such financial statements and the management reports thereto (such stand-alone financial statements, together with the notes to such stand-alone financial statements and the management reports, the “STAND-ALONE FINANCIAL STATEMENTS”). The Stand-Alone Financial Statements have been prepared in conformity with generally accepted accounting principals in Germany in effect at the time of application (“GERMAN GAAP”) consistently applied (except in each case as described in the notes thereto). The Stand-Alone Financial Statements fairly present in all material respects the financial condition and results of operations of the Company, changes in equity and cash flow as of the respective dates thereof and for the respective periods indicated.

(c) Schedule 2.07(c) sets forth the unaudited consolidated balance sheets of the Company as of March 31, 2003, as of June 30, 2004, as of July 31, 2004 and as of August 31, 2004, the unaudited consolidated statements of income of the Company for the 12-month period ended March 31, 2003, for the three-month periods ended June 30, 2004 and June 30, 2003 and for the monthly periods ended July 31, 2004 and August 31, 2004, the unaudited statements of cash flow and unaudited statements of changes in equity for the 12-month period ended March 31, 2003 and for the three-month periods ended June 30, 2004 and June 30, 2003, and the unaudited statements of cash flow for the monthly periods ended July 31, 2004 and August 31, 2004, together with the notes to such financial statements, (such financial statements, together with the notes to such financial statements, the “UNAUDITED FINANCIAL STATEMENTS”). The Unaudited Financial Statements have been prepared in conformity with IFRS, consistently applied (except in each case as described in the notes thereto) and in all material respects in conformity with the Company’s past practices for the preparation of interim financial information. The Unaudited Financial Statements fairly present in all material respects the consolidated financial condition and results of operations of the Company, changes in equity and cash flow as of the respective dates thereof and for the respective periods indicated (subject to notes and normal year-end audit adjustments).

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) required by IFRS to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or notes thereto that, individually or in the aggregate, would have a Material Adverse Effect on the Company, except (i) as disclosed on Schedule 2.07(d), (ii) as disclosed or reserved for in the Financial Statements or (iii) for liabilities or obligations incurred in the Ordinary Course of Business since the date of the Balance Sheet.

SECTION 2.08. ASSETS OTHER THAN REAL PROPERTY INTERESTS.

(a) The Company, directly or through one of its Subsidiaries, has good and valid title to all the assets reflected on the Balance Sheet or thereafter acquired, other than those set forth in Schedule 2.08, in each case free and clear of all Liens, except (i) such Liens as are set forth in Schedule 2.08, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (iii) Liens for Taxes and other governmental charges that are not due and payable or that may thereafter be paid without penalty, (iv) Liens that secure debt that is reflected as a liability on the Balance Sheet or the existence of which is referred to in the notes to the Balance Sheet, with respect to which no default (or, to the knowledge of Sellers, no event that, with or without the giving of notice or lapse of time or both, could constitute a default exists) and (v) other imperfections of title, licenses or encumbrances, if any, which, individually or in the aggregate, would not have a Material Adverse Effect on the Company (the Liens described in clauses (i) through (v) above are referred to collectively as “PERMITTED LIENS”).

(b) This Section 2.08 does not relate to real property or interests in real property, such items being the subject of Section 2.09, or to Intellectual Property, such items being the subject of Section 2.10.

SECTION 2.09. REAL PROPERTY. Neither the Company nor any of its Subsidiaries owns any real property. Schedule 2.09 sets forth a list that includes all real property leased by the Company or any of its Subsidiaries (a “LEASED PROPERTY” or “COMPANY PROPERTY”) and sets forth the country, state and county or province in which each Leased Property is located. Sellers have delivered or made available to Purchaser true and complete copies of the leases, deeds and other instruments (as recorded) by which the Company or any of its Subsidiaries leased such Leased Property, together with any amendments or modifications thereof, and copies of all title insurance policies, opinions, abstracts, surveys and instruments affecting such Company Property in the possession of Sellers or the Company or any of its Subsidiaries. The Company or one of its Subsidiaries has valid leasehold interests in the Company Properties, in each case free and clear of all Liens, except (i) Permitted Liens, (ii) such Liens as are set forth in Schedule 2.09, (iii) subleases and similar agreements set forth in Schedule 2.09, (iv) easements, covenants, rights-of-way and other similar restrictions of record, (v) any conditions that may be shown by a current, accurate survey or that would be apparent as part of a physical inspection of any Company Property made prior to the Closing and (vi) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party and subordination or other similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company with respect to each Leased Property, such lease is pursuant to a written lease which is in full force and effect, without any default (or, to the knowledge of Sellers, no event that, with or without the giving of notice or the lapse of time or both, could constitute a default) or waiver by the Company or any of its Subsidiaries, as the case may be, or, to Sellers’ knowledge as of the date hereof, by the lessor thereunder. Each such lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Acquisition. This Section 2.09 does not relate to environmental matters, such items being the subject of Section 2.16(b).

SECTION 2.10. INTELLECTUAL PROPERTY.

(a) “INTELLECTUAL PROPERTY” shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, domain name, service mark (whether registered or unregistered), service mark application, copyright or rights of copyright (whether registered or unregistered), copyright application (including all reissues, divisions, continuations and extensions, modifications, or renewals of any such application thereof in any jurisdiction), trade secret and all other exclusive intellectual property or proprietary rights of any kind; or (b) right to use or exploit any of the foregoing.

(b) Except as set forth in Schedule 2.10(b), (i) to the knowledge of Sellers, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company in writing or, to the knowledge of Sellers, orally, that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party; (ii) to the knowledge of Sellers, none of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Company or any of its Subsidiaries is infringing, misappropriating, or making any unlawful or unauthorized use of any Intellectual Property owned or used by any other Person, and the Company and its Subsidiaries have all rights and licenses necessary in order to make, have made, use or sell such products; (iii) with respect to each material item of Intellectual Property owned by the Company or any of its Subsidiaries (“COMPANY OWNED INTELLECTUAL PROPERTY”), the Company or one of its Subsidiaries is the sole owner of the entire right, title and interest in and to any Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the operation of its respective business as currently conducted; (iv) with respect to each material item of Intellectual Property licensed to the Company or one of its Subsidiaries that is material to the business of the Company as currently conducted (“COMPANY LICENSED INTELLECTUAL PROPERTY”), the Company and its Subsidiaries have the right to use such Company Licensed Intellectual Property in the operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (v) the material Company Owned Intellectual Property is valid and enforceable, and no claim has been asserted in writing or, to the knowledge of Sellers, orally, or judgment entered that Company Owned Intellectual Property is invalid or unenforceable in whole or in part; (vi) to the knowledge of Sellers, no Person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (vii) each material license of the Company Licensed Intellectual Property is valid and enforceable, is binding on the Company and, to Sellers’ knowledge, on all parties to the licenses, and is in full force and effect; (viii) none of the Company or any of its Subsidiaries or, to the knowledge of Sellers, any other party to any license of the Company Licensed Intellectual Property is in material breach thereof or material default thereunder; and (ix) none of the Company Owned Intellectual Property been adjudged invalid, unenforceable or unregistrable in whole or in part, except in each case specified in clauses (i) through (ix) above, as would not have a Material Adverse Effect on the Company.

(c) Except as set forth in Schedule 2.10(c), the Company or its Subsidiaries own and holds good, valid, and marketable title to all Intellectual Property owned or used by Company or any of its Subsidiaries, and owns all Intellectual Property free and clear of any Lien, except in each case as would not have a Material Adverse Effect on the Company. There are no claims pending or, to the knowledge of Sellers, threatened by any current or former employee of the Company relating to any Intellectual Property.

(d) Schedule 2.10(d) sets forth a true and complete list of all registered Company Owned Intellectual Property and registered Company Licensed Intellectual Property worldwide. With respect to each identified item of Intellectual Property, Schedule 2.10(d) sets forth: (i) the name and a reasonable description of such Intellectual Property, and (ii) with respect to any Intellectual Property that is the subject of any registration or pending application in any jurisdiction worldwide, the jurisdictions, any registration and/or application serial numbers, current status, any action, filing, submission, or maintenance fee due, and the date by which any of the foregoing are due. Except as set forth in Schedule 2.10(d), and except as would not have a Material Adverse Effect on the Company, the Company and its Subsidiaries are not under any obligation to pay royalties or other payments in connection with any license, sublicense or other agreement, nor restricted from assigning its rights under any sublicense or agreement respecting the Company Owned Intellectual Property, and the Company and its Subsidiaries have a valid right to use, license, and otherwise exploit all Company Licensed Intellectual Property.

(e) The rights of the Company and its Subsidiaries in all of the Company Owned Intellectual Property and Company Licensed Intellectual Property are valid, subsisting, and enforceable. Except as would not have a Material Adverse Effect on the Company, none of the Company Owned Intellectual Property or Company Licensed Intellectual Property or any registrations therefor have been canceled or adjudicated invalid or unenforceable, or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the rights of the Company and its Subsidiaries thereto.

(f) Except as would not have a Material Adverse Effect on the Company, (i) all Company Owned Intellectual Property filed with any Governmental Entity (including without limitation the United States Patent and Trademark Office, the United States Copyright Office, and analogous offices and agencies in other jurisdictions) is valid, subsisting, unexpired, in proper form and all renewal fees and other maintenance fees that have fallen due on or prior to the Closing Date have been paid, (ii) the Company and its Subsidiaries have timely made all filings and payments with the appropriate Governmental Entity required to maintain in subsistence all Company Owned Intellectual Property, (iii) all documentation necessary to confirm and effect the ownership by the Company and its Subsidiaries of and rights in any Company Owned Intellectual Property acquired by the Company or any of its Subsidiaries from third parties has been filed in the United States Patent and Trademark Office and the United States Copyright Office, and all other relevant Governmental Entities, and (iv) except as set forth in Schedule 2.10(f), no Company Owned Intellectual Property is the subject of any Action before any Governmental Entity in any domestic or foreign jurisdiction, including any form of preliminary or final refusal of registration.

(g) To the knowledge of Sellers, no Company Owned Intellectual Property has been used, divulged, disclosed or appropriated to the detriment of the Company or any of its Subsidiaries for the benefit of any third party, and no employee or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any third party in the course of the performance of his or her duties as an employee or agent of the Company or any of its Subsidiaries.

SECTION 2.11. CONTRACTS.

(a) Purchaser has been, prior to the date of this Agreement, provided with copies of all Contracts that are material to the business or operations of the Company and its Subsidiaries. Without limiting the foregoing, Purchaser has been provided with copies of all Contracts fitting the following descriptions to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound:

(i) employee collective bargaining agreement or other Contract with any labor union or works agreement with the works council (Betriebsvereinbarung);

(ii) covenant not to compete (other than (A) pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement and (B) any such covenant contained in any distribution agreement with a distributor, “independent operator”, “wholesaler” or “multiple”) that materially limits the conduct of the business of the Company as currently conducted;

(iii) (A) continuing Contract for the future purchase by the Company or its Subsidiaries of materials, supplies or equipment (other than purchase Contracts and orders for inventory in the Ordinary Course of Business) or (B) service or consulting Contract (other than Contracts for services in the Ordinary Course of Business) for the provision of services to the Company or its Subsidiaries, which has in any such case an aggregate future liability by the Company or its Subsidiaries to any person (other than the Company or one of its Subsidiaries) in excess of (Euro) 65,000 and is not terminable by the Company or one of its Subsidiaries by notice of not more than 90 days;

(iv) Contract under which the Company or one of its Subsidiaries has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company or one of its Subsidiaries) or any other note, bond, debenture or other evidence of indebtedness of the Company or one of its Subsidiaries (other than in favor of the Company or one of its Subsidiaries) in any such case which, individually, involves in excess of (Euro) 65,000 of indebtedness;

(v) Contract (other than intercompany relationships) under which (A) any Person (other than the Company or one of its Subsidiaries) has directly or indirectly guaranteed indebtedness, liabilities or obligations by way of guarantee (Garantie, Bürgschaft), letter of credit (Patronatserklärung) or otherwise of the Company or one of its Subsidiaries or (B) the Company or one of its Subsidiaries has directly or indirectly guaranteed indebtedness, liabilities or obligations by way of guarantee (Garantie, Bürgschaft), letter of credit (Patronatserklärung) or otherwise of any Person, other than the Company or another Subsidiary of the Company (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business), in any such case which, individually, involves in excess of (Euro) 65,000 of indebtedness;

(vi) lease or similar Contract with any Person (other than the Company or one of its Subsidiaries) under which the Company or one of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person which lease or similar Contract has an aggregate future liability in excess of (Euro) 65,000 and which is not terminable by the Company or one of its Subsidiaries by notice of not more than 90 days;

(vii) other Contract that has an aggregate future liability to any Person (other than the Company or one of its Subsidiaries) in excess of (Euro) 65,000 and is not terminable by the Company or one of its Subsidiaries by notice of not more than 90 days (other than purchase orders or sales orders);

(viii) employment agreement, employment contract, special incentive agreement or severage agreement that has an aggregate future liability of the Company or its Subsidiaries in excess of (Euro) 65,000 (collectively, the “EMPLOYMENT CONTRACTS”); and

(ix) employment agreement and employment contract that has an aggregate future liability of the Company or its Subsidiaries of (Euro) 65,000 or less and which are not substantially in the form of the standard employment contract of the Company, copies of which have heretofore been provided to Purchaser.

(b) Except as set forth in Schedule 2.11(b) (such Contracts, together with the Employment Contracts, the “COMPANY CONTRACTS”), all Company Contracts are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary of the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles), except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.11(b), the Company or the applicable Subsidiary of the Company is not in breach or default under any Company Contract and, to the knowledge of Sellers, no other party to any Company Contract, as of the date hereof, is in breach or default thereunder, except to the extent that such breach or default, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

SECTION 2.12. PERMITS. Except as set forth in Schedule 2.12, (i) each of the Company and its Subsidiaries possesses all certificates, licenses, permits, authorizations and approvals from any Governmental Entity (“PERMITS”) necessary to enable it to own or lease its properties or assets and to carry on its business as presently conducted, and the Company or the applicable Subsidiary of the Company is in compliance with the terms and conditions thereof, except for any non-compliance that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and (ii) none of such Permits would be subject to suspension, modification, revocation or non renewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition, except for any such suspensions, modifications, revocations or non renewals that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. This Section 2.12 does not relate to environmental matters, such items being the subject of Section 2.16(b).

SECTION 2.13. TAXES AND OTHER CONTRIBUTIONS.

(a) For purposes of this Agreement:

“INCOME TAX” or “INCOME TAXES” shall mean (i) all income or franchise Taxes imposed on or measured by income and (ii) any interest, penalties and additions associated with the amounts described in clause (i) hereof.

“PRE-CLOSING TAX PERIOD” shall mean all taxable periods ending on or before the Closing Date and the portions ending on the Closing Date of all Straddle Periods (as defined in Section 4.05(b)).

“TAX” or “TAXES” shall mean any and all taxes, customs, charges, contributions, other contributions, fees, other public duties, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, capital, social insurance and social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any Taxing Authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties, secondary tax liability, administrative fines, surcharges or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“TAXING AUTHORITY” shall mean any U.S., German or other federal, national, state, provincial, municipal, local or other government, any subdivision, agency, commission or authority thereof or therein, any quasi-governmental body, social security authority, social security institution or social security carrier or any international or multinational authority exercising taxing, levying or collecting authority.

“TAX RETURN” shall mean any report, return, including monthly and quarterly return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“TRANSFER TAXES” shall mean all sales (including bulk sales), use, transfer, value added, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

(b) Except as set forth in Schedule 2.13(b): (i) the Company and each of its Subsidiaries has prepared, completed and timely filed or caused to be filed (taking into account any applicable extension periods) all material Tax Returns required to be filed by it; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all material Taxes with respect to taxable periods covered by such Tax Returns, and all other material Taxes for which the Company or any of its Subsidiaries is or might otherwise be liable, have been withheld and timely paid in full or will be timely paid in full by the due date thereof or provision has been made for such Taxes in the Financial Statements; (iv) all amounts under material secondary Tax liability and administrative fines have been paid; and (v) there are no material Liens for Taxes with respect to any of the assets or properties of the Company or any of its Subsidiaries that are not adequately provided for in the Financial Statements except liens for Taxes not yet due and payable or that may thereafter be paid without penalty.

(c) Except as set forth in Schedule 2.13(c), as of the date hereof, no material Tax Return of the Company or any of its Subsidiaries is under audit, examination or the subject of any legal controversy by or with any Taxing Authority, no notice of such an audit, examination or controversy has been received by the Company or any of its Subsidiaries and there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any of its Subsidiaries may be subject.

(d) Except as set forth in Schedule 2.13(d), none of the Company or any of its Subsidiaries is (i) a party to any agreement providing for the allocation or sharing of Taxes or (ii) liable for Taxes imposed on or due by any party which is not the Company or any such Subsidiary.

(e) The income Tax Returns of the Company and each of its Subsidiaries are closed by operation of the applicable statute of limitations through the fiscal year ended March 31, 1998.

(f) In the Financial Statements and the Stand-Alone Financial Statements, adequate reserves have been created for the Taxes not yet due for the fiscal years ending March 31, 2004 and March 31, 2003. Any refund claims on Taxes not yet received for the fiscal year ending March 31, 2004 and any and all prior periods have been shown in the correct amount.

(g) No constructive dividend distributions (verdeckte Gewinnausschüttung) have been made to Sellers or their related persons by the Company or its Subsidiaries. The inter-company agreements are in legal, binding and written form and have been concluded under the “arm’s length principle”. The term “related persons” shall have the meaning as defined by the respective Tax law and announcements of the respective Taxing Authority.

SECTION 2.14. LITIGATION. Schedule 2.14 sets forth a true and complete list of each pending, or to the knowledge of Sellers, threatened civil, criminal, administrative, investigative or informal action, audit, demand, suit, claim, arbitration, hearing, litigation, dispute, investigation or other proceeding of any kind or nature (collectively, “ACTIONS”) against the Company or any of its Subsidiaries. Except as set forth in Schedule 2.14, neither the Company nor any of its Subsidiaries is subject to, or in default under, any unsatisfied Judgment, other than for such Actions or Judgments that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or would not otherwise materially adversely affect each Seller’s and the Company’s ability to consummate the transactions contemplated in this Agreement and the Ancillary Agreements. To the knowledge of Sellers, there is no basis for any Person to assert a claim against the Company or any of its Subsidiaries based upon (a) ownership or rights to ownership of any shares of capital stock of the Company or any of its Subsidiaries, (b) any rights as a securities holder of the Company or any of its Subsidiaries, including, without limitation, any option or other right to acquire any shares of capital stock of the Company or any of its Subsidiaries, any preemptive rights or any rights to notice or vote, or (c) any rights under any agreement between the Company or any of its Subsidiaries and any securities holder or former securities holder in such holder’s capacity as such. This Section 2.14 does not relate to environmental matters or Intellectual Property matters, such items being the subject of Sections 2.16(b) and 2.10, respectively.

SECTION 2.15. ABSENCE OF CHANGES OR EVENTS. Except as set forth in Schedule 2.15, since the date of the Balance Sheet there has not occurred any event or condition that has had a Material Adverse Effect on the Company, and the Company and each of its Subsidiaries has conducted the business only in, and has not engaged in any transaction other than according to, the ordinary and usual course of such business in a manner consistent with its past practice in all material respects, provided, however, that the incurrence of any liability for criminal sanctions, civil penalties or forfeitures of property shall not be considered as the ordinary and usual course of such business (“ORDINARY COURSE OF BUSINESS”), and there has not been any change in the business, operations, properties, prospects, assets, or condition of the Company or any of its Subsidiaries that is likely to have a Material Adverse Effect on the Company.

SECTION 2.16. COMPLIANCE WITH APPLICABLE LAWS.

(a) Except as set forth in Schedule 2.16(a):

(i) the Company and each of its Subsidiaries is, and at all time since May 1, 2002 has been, in full compliance with all Applicable Laws, except for any such non-compliance as would not have a Material Adverse Effect on the Company;

(ii) to the knowledge of Sellers, no event has occurred or circumstance exists that is likely to (with or without the giving of notice or the lapse of time or both) (A) constitute or result, directly or indirectly, in a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, any Applicable Law, or (B) give rise, directly or indirectly, to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) neither the Company nor any of its Subsidiaries received, at any time since May 1, 2002, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure on the part of the Company or any of its Subsidiaries to comply with, any Applicable Law, or (B) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for, in each of (i), (ii) and (iii) above, such non-compliance, violations, failure, obligations, costs, defaults and remedial actions that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. This Section 2.16(a) does not relate to matters with respect to Taxes, which are the subject of Section 2.13, or to environmental matters, which are the subject of Section 2.16(b).

(b) Except as set forth in Schedule 2.16(b), and except in each case as would not have a Material Adverse Effect on the Company: (i) the Company and each of its Subsidiaries has complied at all times with all applicable Environmental Laws; (ii) all properties currently owned, leased or operated by the Company and each of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances; (iii) any properties formerly owned, leased or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances on or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or liable under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; (viii) none of the properties of the Company or any of its Subsidiaries contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (ix) Sellers have delivered to Purchaser copies of all environmental reports, studies, assessments, sampling data and other environmental information relating to the Company or any of its Subsidiaries or any of their current or former properties or operations to the extent in the possession or control of the Company or any of its Subsidiaries; and (x) to the knowledge of Sellers, there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law. For the purposes of this Agreement, “ENVIRONMENTAL LAW” shall mean any German or U.S. federal, state or local, or any foreign or international or supranational law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and “HAZARDOUS SUBSTANCE” shall mean any substance that is: (x) listed, classified or regulated pursuant to any Environmental Law; (y) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (z) any other substance which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

SECTION 2.17. INSURANCE. Schedule 2.17 sets forth a true, complete and current list of all insurance policies currently insuring the property, assets or business liabilities of the Company and each of its Subsidiaries and all bonds required to be maintained with respect to the operation of their respective businesses, specifying with respect to each such policy or bond, the name of the insurer or surety, the type of coverage, the term of the policy or bond, the limits of liability and the annual premium. Such policies and bonds are in full force and effect, all premiums due and payable thereon have been paid, no notice of cancellation or termination has been received with respect to any such policy, and the Company has complied with such policies and bonds. Except as set forth in Schedule 2.17, there are no pending claims against such insurance policies and bonds as to which the insurers have denied liability, and, to the knowledge of Sellers, there exist no claims under such insurance policies or bonds that have not been properly and timely submitted by the Company to the related insurers or sureties. Such policies and bonds will not in any way be affected by, terminate, or lapse by reason of the transactions contemplated by this Agreement. Such policies and bonds provide adequate coverage in amounts sufficient to insure the assets of the Company and the risks of its businesses.

SECTION 2.18. TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES. Except as disclosed in Schedule 2.18: (i) since May 1, 2002, there have been no transactions between the Company or any of its Subsidiaries and any Affiliate of the Company, including, without limitation, loans, guarantees or pledges to, by or for the Company or any of its Subsidiaries from, to, by or for any of such persons; (ii) since May 1, 2002, none of the officers, directors, employees or principal stockholders of the Company, or any spouse or relative of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of the Company or any of its Subsidiaries or has competed with or been engaged in any business of the kind being conducted by the Company or any of its Subsidiaries and (iii) neither Sellers nor any of their Affiliates (other than the Company) owns or has any rights in or to any of the assets, properties or rights used by the Company or any of its Affiliates in the Ordinary Course of Business.

SECTION 2.19. LABOR MATTERS.

(a) The information previously provided to Purchaser regarding all employees of the Company or its Subsidiaries as of October 5, 2004, including each such employee’s position, date of employment, age, status (full-time or part-time), base salary, maximum amount of any bonuses, performance related payments, sales or profit participations, commission, participation in benefit plans, notice period, special dismissal protection rights, maternity leave or other suspended employments and early retirement arrangements as of such date, which information was provided under cover of letter dated October 5, 2004, is complete, true and correct in all material respects as of the date hereof. Except as disclosed on schedule 2.19(a), as of the date hereof, no notice of termination of the employment of any employee has been given nor does the Company or any of its Subsidiaries or, to Sellers’ knowledge, any employee intend to terminate such employment.

(b) Except as set forth in Schedule 2.19(b), there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the knowledge of Sellers, threatened against or affecting the Company or any of its Subsidiaries, and the Company has not and none of its Subsidiaries have at any time experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries do not retain persons which may be classified improperly as independent contractors (Scheinselbständige). None of the independent contractors or freelancers has ever argued that he or she is in fact an employee of the Company or any of its Subsidiaries nor has he or she been regarded as being such by Taxing Authorities or social security authorities. Neither of the independent contractors’ or freelancers’ contract is handled in a manner that would constitute the contractor or freelancer to be regarded as an employee under German employment, tax or social law. All foreign nationals employed with the Company hold valid work permits, if necessary.

(d) All payments and other obligations of the Company and its Subsidiaries with respect to the social insurance and the Taxing Authorities have been duly and timely made, except where any such failure could not be expected to have a Material Adverse Effect on the Company.

SECTION 2.20. PRODUCTS LIABILITY. Sellers have no knowledge of any accident, happening or event which was caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving, any product, substance or material (including any parts or components) manufactured, produced, distributed or sold by or on behalf of the Company or any of its Subsidiaries which is likely to result in a claim or loss.

SECTION 2.21. CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as disclosed in Schedule 2.21, since April 1, 2003, the Company and its Subsidiaries have not at any time delivered to, or received from, any customer or supplier any notice or allegation of a default or breach (whether oral or written) with respect to any material agreement or contract, and no material customers or suppliers has, or, to the knowledge of Sellers, intends to terminate or not exercise any option to renew or otherwise change significantly its relationship with the Company or any of its Subsidiaries. Except as set forth in Schedule 2.21, the Company has not and none of its Subsidiaries have granted any material credit, rebate, trade-in, free return or other sales terms to customers or others which substantially differ from terms granted in the Ordinary Course of Business.

SECTION 2.22. ACCOUNTS RECEIVABLE. All material accounts receivable payable to the Company or any of its Subsidiaries arose in the Ordinary Course of Business consistent with past practice, and are (or will be) current and collectible in the book amounts thereof (net of reserves established in accordance with IFRS applied consistently with prior practice) carried (or to be carried) on the books of the Company or any of its Subsidiaries. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with IFRS consistently applied and in accordance with the past practices of the Company. The material accounts receivable are not subject to any claim of offset, recoupment, setoff or counter-claim (for which adequate allowance or reserve has not been established and shown on the Balance Sheet) and Sellers have no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables are contingent upon the performance by the Company or any of its Subsidiaries of any obligation or contract other than normal warranty repair or replacement. No Person has any Lien on any material accounts receivable of the Company. Except as reflected in allowances or reserves shown on the Balance Sheet, no agreement for deduction or discount has been made with respect to the material accounts receivable of the Company. Except as set forth in Schedule 2.22, none of such accounts receivable is past due more than 90 days as of the date hereof.

SECTION 2.23. INVENTORIES. Except for items which have been written down to realizable market value, or for which adequate reserves have been provided in accordance with IFRS consistently applied and in accordance with the past practices of the Company in the Balance Sheet, the inventory of the Company and its Subsidiaries (the “INVENTORY”) is in all material respects (a) of good and merchantable quality, (b) readily usable and salable in the Ordinary Course of Business and (c) fit for the purpose for which it was procured or manufactured, and no material portion of such Inventory is Obsolete Inventory or Inventory not usable or saleable in the lawful and Ordinary Course of Business of the Company and its Subsidiaries as heretofore conducted. The Inventory is and (as of the date of the Balance Sheet) was valued at cost (determined on a first-in, first-out basis) or market, whichever is lower. All items included in the Inventory are owned by the Company or one of its Subsidiaries free and clear of all Liens, except for Permitted Liens. As used herein, “OBSOLETE INVENTORY” is inventory which is not usable or saleable, because of legal restrictions, failure to meet specifications imposed by any commitment, loss of market, damage, physical deterioration or for any other cause.

SECTION 2.24. INVESTMENT PURPOSE, KNOWLEDGE AND EXPERIENCE; RESTRICTED SECURITIES.

(a) PURCHASE FOR OWN ACCOUNT. The Wireless Shares to be purchased by each Seller under this Agreement will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution thereof within the meaning of the Securities Act, in violation of the registration requirements of the Securities Act.

(b) RESTRICTED SECURITIES. Such Seller understands that the Wireless Shares are characterized as “restricted securities” under the Securities Act. Such Seller further understands that the Wireless Shares will be issued in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Seller represents that it is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Seller understands that, except as set forth herein and in the Registration Rights Agreement, Purchaser is under no obligation to register any of the Wireless Shares.

(c) Each Seller understands that the certificates evidencing the Wireless Shares will bear the following legend (in addition to an appropriate legend indicating that such shares are subject to further restriction pursuant to the Shareholders’ Agreement):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO WIRELESS TELECOM GROUP, INC. THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

SECTION 2.25. BANK ACCOUNTS. Sellers have previously provided to Purchaser true and complete information reflecting (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains safe deposit boxes, checking accounts or other accounts of any nature the available balance of which customarily exceeds US$5,000 and (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

SECTION 2.26. BROKERS OR FINDERS. Except for SVB Alliant (whose fees, if any, shall be paid by Purchaser, subject to the limitation set forth in Section 8.03), no agent, broker, investment banker or other firm or person acting on behalf of Sellers is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

SECTION 2.27. DISCLOSURE. This Agreement, its Exhibits and Schedules, and any of the certificates or documents to be delivered by the Company and Sellers to Purchaser under this Agreement, taken together in their entirety, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

SECTION 3.01. ORGANIZATION AND STANDING. (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

(b) Each of Purchaser and its Subsidiaries has full corporate power and authority to enable it to own, lease or otherwise hold its properties and assets, perform all its respective obligations under any Contract to which it is a party, and to carry on its business as presently conducted. Each of Purchaser and its Subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except for any such failure as would not have a Material Adverse Effect on Purchaser.

(c) Purchaser’s Certificate of Incorporation and Bylaws, as filed with the SEC, are a true, complete and correct copy of Purchaser’s Certificate of Incorporation and Bylaws, respectively, and each of its Subsidiaries’ Certificate of Incorporation and Bylaws or similar organizational documents, each as amended to date, which Purchaser has made available or delivered to Sellers, are true, complete and correct copies of its Subsidiaries’ Certificate of Incorporation and Bylaws or similar organizational documents (collectively the “PURCHASER’S ORGANIZATIONAL DOCUMENTS”). The Purchaser’s Organizational Documents so delivered are in full force and effect and have not been subsequently amended.

SECTION 3.02. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY.(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and, subject to obtaining the Shareholder Approval, to consummate the Acquisition and the other transactions contemplated hereby and thereby. Purchaser has taken all corporate action required by its Certificate of Incorporation and Bylaws to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and, subject to obtaining the Shareholder Approval, to authorize the consummation of the Acquisition and the other transactions contemplated hereby and thereby. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

(b) The Wireless Shares have been duly authorized by Purchaser and, when issued and delivered in accordance with the terms of this Agreement, the Wireless Shares will be validly issued, fully paid and nonassessable, and free and clear of any Liens, except that the

Indemnification Shares shall be subject to the terms and conditions of the Indemnification Escrow Agreement for a period expiring on the first anniversary of the Closing Date. At the Closing, no further approval or authority of the shareholders or the Board of Directors of Purchaser under the New Jersey Business Corporation Act (the “NJBCA”), the rules of the American Stock Exchange (the “AMEX”) or the Consent of any other Person will be required for the issuance of the Wireless Shares.

SECTION 3.03. CAPITAL STOCK OF PURCHASER. The authorized capital stock of Purchaser consists solely of 75,000,000 shares of Purchaser Common Stock and 2,000,000 shares of preferred stock, par value US$.01 per share (the “PURCHASER PREFERRED STOCK”). As of September 28, 2004, a total of 17,223,801 shares of Purchaser Common Stock were outstanding and a total of 3,049,700 shares of Purchaser Common Stock were held in treasury. As of the date of this Agreement, no shares of Purchaser Preferred Stock are issued or outstanding. Purchaser has reserved an aggregate of 1,500,000 shares of Purchaser Common Stock, 1,750,000 shares of Purchaser Common Stock and 1,500,000 shares of Purchaser Common Stock for issuance pursuant to its 1991 Stock Option Plan, its 1995 Stock Option Plan and its 2000 Stock Option Plan, respectively. As of September 28, 2004, a total of 2,051,097 shares of Purchaser Common Stock were subject to outstanding stock options, options to purchase a total of 874,493 shares of Purchaser Common Stock were available for future grant, and no shares of Purchaser Common Stock were subject to outstanding warrants. Upon the issuance and delivery of the Wireless Shares in accordance with the terms of this Agreement, all of the outstanding capital stock of Purchaser and its Subsidiaries shall be duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and any Liens. None of the outstanding shares of capital stock of Purchaser or any of its Subsidiaries was issued in violation of the Securities Act, the securities laws of any U.S. state or territory or the securities laws of any foreign government, or any other Applicable Law or any Judgment. Except as set forth on Schedule 3.03, there are no outstanding contractual or statutory obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any of its Subsidiaries. Except as disclosed in this Section 3.03 or as set forth on Schedule 3.03, there are no outstanding options, warrants, convertible securities, subscriptions or other commitments or rights to acquire any shares of capital stock of the Purchaser or any of its Subsidiaries.

SECTION 3.04. NO CONFLICTS OR VIOLATIONS; NO CONSENTS OR APPROVALS REQUIRED. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not conflict with, or result in any breach of or constitute a violation, default or event of default under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Subsidiaries under, or give rise to a right of acceleration, termination or cancellation under or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any provision of (i) its or any of its Subsidiaries’ Certificate of Incorporation, Bylaws or similar organizational document, (ii) any Contract, note, instrument or financing obligation to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or, assuming compliance with the matters referred to in the immediately following sentence, any Applicable Law applicable to Purchaser or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or otherwise materially adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Except as set forth in Schedule 3.04 or in the Purchaser SEC Documents, no Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than (A) the Shareholder Approval and the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Proxy Statement relating thereto, (B) any other required filing with the SEC under the Securities Act or the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”), or any required filing with or notification to the AMEX, (C) those required under any U.S. state securities or “blue sky” laws in connection with the issuance or resale of the Wireless Shares, (D) any foreign governmental and regulatory filings, notices and approvals required to be made or obtained, and (E) those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Purchaser or otherwise materially adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 3.05. SECURITIES ACT. The Shares purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

SECTION 3.06. SEC DOCUMENTS; UNDISCLOSED LIABILITIES. Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by Purchaser with the SEC since December 31, 2003 (the “PURCHASER SEC DOCUMENTS”). Except to the extent that information contained in any Purchaser SEC Document has been revised or superseded by a later filed Purchaser SEC Document, none of Purchaser SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Purchaser included in Purchaser SEC Documents (the “PURCHASER FINANCIAL STATEMENTS”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Purchaser and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither Purchaser nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) required by U.S. GAAP to be set forth on a consolidated balance sheet of Purchaser and its consolidated Subsidiaries or notes thereto that individually or in the aggregate, would be expected to have a Material Adverse Effect on Purchaser, except (i) as disclosed on Schedule 3.06, (ii) as disclosed or reserved for in the Purchaser SEC Documents or (iii) for liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2003. Except as set forth in Schedule 3.06, all off-balance sheet transactions and off-balance sheet and contingent liabilities of Purchaser and its consolidated Subsidiaries are disclosed in the Purchaser SEC Documents.

SECTION 3.07. ACTIONS. To the knowledge of Purchaser, neither it nor any of its Subsidiaries is a party to any Action pursuant to which a party seeks injunctive relief prohibiting the consummation of the Acquisition. Neither Purchaser nor any of its Subsidiaries is a party or subject to any Action or is subject to, or in default under, any unsatisfied Judgment, other than for such Actions or Judgments that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser or would not otherwise materially adversely affect Purchaser’s ability to consummate the transactions contemplated in this Agreement and the Ancillary Agreements.

SECTION 3.08. EMPLOYEE BENEFITS; ERISA. (a) Schedule 3.08(a) or the Purchaser SEC Documents sets forth true, correct and complete a list of each material “employee pension benefit plan” (as defined in Section 3(2) of ERISA), material Welfare Plan and each other material plan, arrangement or policy relating to stock options, stock purchases, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained by Purchaser or any of its Subsidiaries for the benefit of any present or former directors, officers or employees of Purchaser or any of its Subsidiaries (all the foregoing being herein called “PURCHASER BENEFIT PLANS”). Purchaser has delivered or made available to Sellers (whether through direct access or through access on the SEC’s web site to exhibits that constitute part of the Purchaser SEC Documents) copies of (i) each Purchaser Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Purchaser Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Purchaser Benefit Plan for which such a summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Purchaser Benefit Plan. Schedule 3.08(a) also sets forth a true, correct and complete list of any other pension plans, old age and other benefit programs and any other pension commitments granted to current or former employees of any of Purchaser or any of its Subsidiaries under other applicable laws.

(b) Except for (i) Purchaser Benefit Plans, (ii) employer’s contributions to mandatory benefit schemes under Applicable Law, (iii) sick pay for a period to which any employee is entitled under Applicable Law or under applicable collective bargaining agreements or under any individual agreement the terms of which have been disclosed in writing to Sellers, and (iv) the individual commitments and benefit plans described in Schedule 3.08(b) or in the Purchaser SEC Documents, Purchaser and its Subsidiaries are under no obligation to pay, and have not agreed to pay or are not paying on a customary or voluntary basis (A) any pension (including retirement and early-retirement payments, disability pensions and pensions for surviving spouses or dependants, whether forfeitable or non-forfeitable and irrespective whether on the basis of current pension payments or on the basis of a one time capital payment) or any other retirement, death, sickness, disability or medical benefit or (B) any contributions to any pension fund, insurance company or other entity with respect to any such pension or benefit. Schedule 3.08(b) or the Purchaser SEC Documents sets forth a true, correct and complete list of all pension plans, old age and other benefit programs and any other pension commitments together with their relevant conditions (amount of the granted benefits, amount of the granted contributions to pension funds, to insurance companies or to any other external provider, date of grant, indication of any agreed non-forfeitable rights or expectancies, indication of any agreed indexation or adjustment of pension payments) granted to the current or the former employees as listed on Schedule 3.08(b) or in the Purchaser SEC Documents of Purchaser or of any of its Subsidiaries under Applicable Law other than Purchaser Benefit Plans. Any such pension or other obligations of Purchaser and of any of its Subsidiaries under such commitments and plans are fully reflected in the Purchaser Financial Statements in accordance with the relevant accounting principles in the highest amount possible under Applicable Law.

(c) Except as set forth in Schedule 3.08(c) or in the Purchaser SEC Documents, the pension plans and commitments as listed on Schedule 3.08(b) or in the Purchaser SEC Documents are congruently covered/fully funded by employer’s pension liability insurances and such employer’s pension liability insurances are free and clear of all Liens.

(d) Purchaser’s 401(k) Plan (“PURCHASER’S 401(K) PLAN”) has been administered substantially in accordance with its terms, except where the failure to be so administered would not have a Material Adverse Effect on Purchaser. Purchaser and its Subsidiaries and Purchaser’s 401(k) Plan are in substantial compliance with all applicable provisions of ERISA and the Code, except for instances of possible non compliance that would not have a Material Adverse Effect on Purchaser. Purchaser’s 401(k) Plan has received a favorable determination letter from the IRS dated August 9, 2002, to the effect that it is qualified and exempt from Federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Purchaser, has revocation been threatened. Except as would not have a Material Adverse Effect on Purchaser, there is no pending or, to the knowledge of Purchaser, threatened litigation relating to the Purchaser Benefit Plans.

(e) Except as would not have a Material Adverse Effect on Purchaser, neither Purchaser nor any person or entity that, together with Purchaser or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code has incurred or would reasonably be expected to incur any liability under Title IV of ERISA.

(f) Except as would not have a Material Adverse Effect on Purchaser, each Purchaser Benefit Plan that is a Welfare Plan, to the extent applicable, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

(g) Except as set forth in Schedule 3.08(g) or in the Purchaser SEC Documents, no employee of Purchaser or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Purchaser Benefit Plan as a result of the transactions contemplated by this Agreement.

(h) Purchaser does not maintain any Purchaser Benefit Plan covering non-U.S. employees.

SECTION 3.09. ASSETS OTHER THAN REAL PROPERTY INTERESTS.

(a) Purchaser, directly or through one of its Subsidiaries, has good and valid title to all the assets reflected in the Purchaser Financial Statements or thereafter acquired, other than those set forth in Schedule 3.09 or in the Purchaser SEC Documents, in each case free and clear of all Liens, except (i) such Liens as are set forth in Schedule 3.09 or in the Purchaser SEC

Documents, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (iii) Liens for Taxes and other governmental charges that are not due and payable or that may thereafter be paid without penalty, (iv) Liens that secure debt that is reflected as a liability in the Purchaser Financial Statements or the existence of which is referred to in the notes to the Purchaser Financial Statements, with respect to which no default (or, to the knowledge of Purchaser, no event that, with or without the giving of notice or lapse of time or both, could constitute a default exists) and (v) other imperfections of title, licenses or encumbrances, if any, which, individually or in the aggregate, would not have a Material Adverse Effect on the Company (the Liens described in clauses (i) through (v) above are referred to collectively as “PURCHASER PERMITTED LIENS”).

(b) This Section 3.09 does not relate to real property or interests in real property, such items being the subject of Section 3.10, or to Intellectual Property, such items being the subject of Section 3.11.

SECTION 3.10. REAL PROPERTY. Except as disclosed in Schedule 3.10, all material real property owned or leased by Purchaser or any of its Subsidiaries (collectively, the “PURCHASER PROPERTY”) is disclosed in the Purchaser SEC Documents. Purchaser or one of its Subsidiaries has valid ownership or leasehold interests in the Purchaser Properties, in each case free and clear of all Liens, except (i) Purchaser Permitted Liens, (ii) such Liens as are disclosed in the Purchaser SEC Documents, (iii) Liens, subleases and similar agreements set forth in Schedule 3.10, (iv) easements, covenants, rights-of-way and other similar restrictions of record, (v) any conditions that may be shown by a current, accurate survey or that would be apparent as part of a physical inspection of any Purchaser Property made prior to the Closing and (vi) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party and subordination or other similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions. Neither Purchaser nor any of its Subsidiaries has agreed to sell or granted any unaffiliated Person the right to buy any of the owned Purchaser Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser with respect to each Purchaser Property, such lease is pursuant to a written lease which is in full force and effect, without any default (or, to the knowledge of Purchaser, no event that, with or without the giving of notice or the lapse of time or both, could constitute a default) or waiver by Purchaser or any of its Subsidiaries, as the case may be, or, to Purchaser’s knowledge as of the date hereof, by the lessor thereunder. Each such lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Acquisition. This Section 3.10 does not relate to environmental matters, such items being the subject of Section 3.17(b).

SECTION 3.11. INTELLECTUAL PROPERTY.

(a) Except as set forth in Schedule 3.11(a) or in the Purchaser SEC Documents, (i) to the knowledge of Purchaser, the conduct of the business of Purchaser and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to Purchaser in writing or, to the knowledge of Purchaser, orally, that the conduct of the business of Purchaser and its Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party; (ii) to the knowledge of Purchaser, none of the products that are or have been designed, created, developed, assembled, manufactured or sold by Purchaser or any of its Subsidiaries is infringing, misappropriating, or making any unlawful or unauthorized use of any Intellectual Property owned or used by any other Person, and Purchaser and its Subsidiaries have all rights and licenses necessary in order to make, have made, use or sell such products; (iii) with respect to each material item of Intellectual Property owned by Purchaser or any of its Subsidiaries (“PURCHASER OWNED INTELLECTUAL PROPERTY”), Purchaser or one of its Subsidiaries is the sole owner of the entire right, title and interest in and to any Purchaser Owned Intellectual Property and is entitled to use such Purchaser Owned Intellectual Property in the operation of its respective business as currently conducted; (iv) with respect to each material item of Intellectual Property licensed to Purchaser or one of its Subsidiaries that is material to the business of Purchaser as currently conducted (“PURCHASER LICENSED INTELLECTUAL PROPERTY”), Purchaser and its Subsidiaries have the right to use such Purchaser Licensed Intellectual Property in the operation of its respective business in accordance with the terms of the license agreement governing such Purchaser Licensed Intellectual Property; (v) the material Purchaser Owned Intellectual Property is valid and enforceable, and no claim has been asserted in writing or, to the knowledge of Purchaser, orally, or judgment entered that Purchaser Owned Intellectual Property is invalid or unenforceable in whole or in part; (vi) to the knowledge of Purchaser, no Person is engaging in any activity that infringes upon the Purchaser Owned Intellectual Property; (vii) each material license of the Purchaser Licensed Intellectual Property is valid and enforceable, is binding on Purchaser and, to Purchaser’s knowledge, on all parties to the licenses, and is in full force and effect; (viii) none of Purchaser or any of its Subsidiaries or, to the knowledge of Purchaser, any other party to any license of the Purchaser Licensed Intellectual Property is in material breach thereof or material default thereunder; and (ix) none of the Purchaser Owned Intellectual Property been adjudged invalid, unenforceable or unregistrable in whole or in part, except in each case specified in clauses (i) through (ix) above, as would not have a Material Adverse Effect on Purchaser.

(b) Except as set forth in Schedule 3.11(b) or in the Purchaser SEC Documents, Purchaser or its Subsidiaries own and holds good, valid, and marketable title to all Intellectual Property owned or used by Purchaser or any of its Subsidiaries, and owns all Intellectual Property free and clear of any Lien, except in each case as would not have a Material Adverse Effect on Purchaser. There are no claims pending or, to the knowledge of Purchaser, threatened by any current or former employee of Purchaser relating to any Intellectual Property.

(c) Schedule 3.11(c) or the Purchaser SEC Documents sets forth a true and complete list of all registered Purchaser Owned Intellectual Property and registered Purchaser Licensed Intellectual Property worldwide that is not identified with specificity in the Purchaser SEC Documents. With respect to each identified item of Intellectual Property, Schedule 3.11(c) or the Purchaser SEC Documents (as applicable) sets forth: (i) the name and a reasonable description of such Intellectual Property, and (ii) with respect to any Intellectual Property that is the subject of any registration or pending application in any jurisdiction worldwide, the jurisdictions, any registration and/or application serial numbers, current status, any action, filing, submission, or maintenance fee due, and the date by which any of the foregoing are due. Except as set forth in Schedule 3.11(c) or the Purchaser SEC Documents, and except as would not have a Material Adverse Effect on Purchaser, Purchaser and its Subsidiaries are not under any obligation to pay royalties or other payments in connection with any license, sublicense or other agreement, nor restricted from assigning its rights under any sublicense or agreement respecting the Purchaser Owned Intellectual Property, and Purchaser and its Subsidiaries have a valid right to use, license, and otherwise exploit all Purchaser Licensed Intellectual Property.

(d) The rights of Purchaser and its Subsidiaries in all of the Purchaser Owned Intellectual Property and Purchaser Licensed Intellectual Property are valid, subsisting, and enforceable. Except as would not have a Material Adverse Effect on Purchaser, none of the Purchaser Owned Intellectual Property or Purchaser Licensed Intellectual Property or any registrations therefor have been canceled or adjudicated invalid or unenforceable, or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the rights of Purchaser and its Subsidiaries thereto.

(e) Except as would not have a Material Adverse Effect on Purchaser, (i) all Purchaser Owned Intellectual Property filed with any Governmental Entity (including without limitation the United States Patent and Trademark Office, the United States Copyright Office, and analogous offices and agencies in other jurisdictions) is valid, subsisting, unexpired, in proper form and all renewal fees and other maintenance fees that have fallen due on or prior to the Closing Date have been paid, (ii) Purchaser and its Subsidiaries have timely made all filings and payments with the appropriate Governmental Entity required to maintain in subsistence all Purchaser Owned Intellectual Property, (iii) all documentation necessary to confirm and effect the ownership by Purchaser and its Subsidiaries of and rights in any Purchaser Owned Intellectual Property acquired by Purchaser or any of its Subsidiaries from third parties has been filed in the United States Patent and Trademark Office and the United States Copyright Office, and all other relevant Governmental Entities, and (iv) except as set forth in Schedule 3.11(e) or the Purchaser SEC Documents, no Purchaser Owned Intellectual Property is the subject of any Action before any Governmental Entity in any domestic or foreign jurisdiction, including any form of preliminary or final refusal of registration.

(f) To the knowledge of Purchaser, no Purchaser Owned Intellectual Property has been used, divulged, disclosed or appropriated to the detriment of Purchaser or any of its Subsidiaries for the benefit of any third party, and no employee or agent of Purchaser or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any third party in the course of the performance of his or her duties as an employee or agent of Purchaser or any of its Subsidiaries.

SECTION 3.12. CONTRACTS.

(a) Sellers have been, prior to the date of this Agreement, provided with copies of all Contracts (whether through direct access or through access on the SEC’s web site to Contracts that constitute part of the Purchaser SEC Documents) that are material to the business or operations of Purchaser. Without limiting the foregoing, Sellers have been provided with copies of all Contracts fitting the following descriptions to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound:

(i) employee collective bargaining agreement or other Contract with any labor union;

(ii) covenant not to compete (other than (A) pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement and (B) any such covenant contained in any distribution agreement with a distributor, “independent operator”, “wholesaler” or “multiple”) that materially limits the conduct of the business of Purchaser as currently conducted;

(iii) (A) continuing Contract for the future purchase by Purchaser or its Subsidiaries of materials, supplies or equipment (other than purchase Contracts and orders for inventory in the Ordinary Course of Business) or (B) service or consulting Contract (other than Contracts for services in the Ordinary Course of Business) for the provision of services to Purchaser or its Subsidiaries, which has in any such case an aggregate future liability by Purchaser or its Subsidiaries to any person (other than Purchaser or one of its Subsidiaries) in excess of US$75,000 and is not terminable by Purchaser or one of its Subsidiaries by notice of not more than 90 days;

(iv) Contract under which Purchaser or one of its Subsidiaries has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than Purchaser or one of its Subsidiaries) or any other note, bond, debenture or other evidence of indebtedness of Purchaser or one of its Subsidiaries (other than in favor of Purchaser or one of its Subsidiaries) in any such case which, individually, involves in excess of US$75,000 of indebtedness;

(v) Contract (other than intercompany relationships) under which (A) any Person (other than the Company or one of its Subsidiaries) has directly or indirectly guaranteed indebtedness, liabilities or obligations by way of guarantee, letter of credit or otherwise of Purchaser or one of its Subsidiaries or (B) Purchaser or one of its Subsidiaries has directly or indirectly guaranteed indebtedness, liabilities or obligations by way of guarantee, letter of credit or otherwise of any Person, other than Purchaser or another Subsidiary of Purchaser (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business), in any such case which, individually, involves in excess of US$75,000 of indebtedness;

(vi) lease or similar Contract with any person (other than Purchaser or one of its Subsidiaries) under which Purchaser or one of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person which lease or similar Contract has an aggregate future liability in excess of US$75,000 and which is not terminable by Purchaser or one of its Subsidiaries by notice of not more than 90 days;

(vii) other Contract that has an aggregate future liability to any Person (other than Purchaser or one of its Subsidiaries) in excess of US$75,000 and is not terminable by Purchaser or one of its Subsidiaries by notice of not more than 90 days (other than purchase orders or sales orders); and

(viii) employment agreement, employment contract, special incentive agreement or severage agreement that has an aggregate future liability of Purchaser or its subsidiaries in excess of $75,000 (collectively, the “PURCHASER EMPLOYMENT CONTRACTS”).

(b) Except as set forth in Schedule 3.12(b) or in the Purchaser SEC Documents (such Contracts, together with the Purchaser Employment Contracts, the “PURCHASER CONTRACTS”), all Purchaser Contracts are valid, binding and in full force and effect and are enforceable by Purchaser or the applicable Subsidiary of Purchaser in accordance with their terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles), except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser. Except as set forth in Schedule 3.12(b) or in the Purchaser SEC Documents, Purchaser or the applicable Subsidiary of Purchaser is not in breach or default under any Purchaser Contract and, to the knowledge of Purchaser, no other party to any Purchaser Contract, as of the date hereof, is in breach or default thereunder, except to the extent that such breach or default, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser.

SECTION 3.13. PERMITS. Except as set forth in Schedule 3.13 or in the Purchaser SEC Documents, (i) each of Purchaser and its Subsidiaries possesses all Permits necessary to enable it to own or lease its properties or assets and to carry on its business as presently conducted, and Purchaser or the applicable Subsidiary of Purchaser is in compliance with the terms and conditions thereof, except for any non-compliance that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser and (ii) none of such Permits would be subject to suspension, modification, revocation or non renewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition, except for any such suspensions, modifications, revocations or non renewals that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser. This Section 3.13 does not relate to environmental matters, such items being the subject of Section 3.17(b).

SECTION 3.14. TAXES AND OTHER CONTRIBUTIONS.

(a) Except as set forth in Schedule 3.14(a) or in the Purchaser SEC Documents: (i) Purchaser and each of its Subsidiaries has prepared, completed and timely filed or caused to be filed (taking into account any applicable extension periods) all material Tax Returns required to be filed by it; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all material Taxes with respect to taxable periods covered by such Tax Returns, and all other material Taxes for which Purchaser or any of its Subsidiaries is or might otherwise be liable, have been withheld and timely paid in full or will be timely paid in full by the due date thereof or provision has been made for such Taxes in the Purchaser Financial Statements; (iv) all amounts under material secondary Tax liability and administrative fines have been paid; and (v) there are no material Liens for Taxes with respect to any of the assets or properties of Purchaser or any of its Subsidiaries that are not adequately provided for in the Financial Statements except liens for Taxes not yet due and payable or that may thereafter be paid without penalty.

(b) Except as set forth in Schedule 3.14(b) or in the Purchaser SEC Documents, as of the date hereof, no material Tax Return of Purchaser or any of its Subsidiaries is under audit, examination or the subject of any legal controversy by or with any Taxing Authority, no notice of such an audit, examination or controversy has been received by Purchaser or any of its Subsidiaries and there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Purchaser or any of its Subsidiaries may be subject.

(c) Except as set forth in Schedule 3.14(c) or in the Purchaser SEC Documents, none of Purchaser or any of its Subsidiaries is (i) a party to any agreement providing for the allocation or sharing of Taxes or (ii) liable for Taxes imposed on or due by any party which is not Purchaser or any such Subsidiary.

SECTION 3.15. LITIGATION. Schedule 3.15 sets forth a true and complete list of each pending, or to the knowledge of Purchaser, threatened Action against Purchaser or any of its Subsidiaries that has not been previously disclosed in the Purchaser SEC Documents. Except as set forth in Schedule 3.15 or in the Purchaser SEC Documents, neither Purchaser nor any of its Subsidiaries is subject to, or in default under, any unsatisfied Judgment, other than for such Actions or Judgments that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. This Section 3.15 does not relate to environmental matters or Intellectual Property matters, such items being the subject of Sections 3.17(b) and 3.11, respectively.

SECTION 3.16. ABSENCE OF CHANGES OR EVENTS. Except as set forth in Schedule 3.16 or in the Purchaser SEC Documents, since December 31, 2003 there has not occurred any event or condition that has had a Material Adverse Effect on Purchaser, and Purchaser and each of its Subsidiaries has conducted business only in, and has not engaged in any transaction other than according to, the Ordinary Course of Business, and there has not been any change in the business, operations, properties, prospects, assets, or condition of Purchaser or any of its Subsidiaries that is likely to have a Material Adverse Effect on Purchaser.

SECTION 3.17. COMPLIANCE WITH APPLICABLE LAWS.

(a) Except as set forth in Schedule 3.17(a) or in the Purchaser SEC Documents:

(i) Purchaser and each of its Subsidiaries is, and at all time since December 31, 2003 has been, in full compliance with all Applicable Laws, except for any such non-compliance as would not have a Material Adverse Effect on Purchaser;

(ii) to the knowledge of Purchaser, no event has occurred or circumstance exists that is likely to (with or without the giving of notice or the lapse of time or both) (A) constitute or result, directly or indirectly, in a violation by Purchaser or any of its Subsidiaries of, or a failure on the part of Purchaser or any of its Subsidiaries to comply with, any Applicable Law, or (B) give rise, directly or indirectly, to any obligation on the part of Purchaser or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) neither Purchaser nor any of its Subsidiaries received, at any time since December 31, 2003, any notice or other communication (whether oral or written)

from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure on the part of Purchaser or any of its Subsidiaries to comply with, any Applicable Law, or (B) any actual, alleged, possible, or potential obligation on the part of Purchaser or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for, in each of (i), (ii) and (iii) above, such non-compliance, violations, failure, obligations, costs, defaults and remedial actions that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser. This Section 3.17(a) does not relate to matters with respect to Taxes, which are the subject of Section 3.14, or to environmental matters, which are the subject of Section 2.17(b).

(b) Except as set forth in Schedule 3.17(b) or in the Purchaser SEC Documents, and except in each case as would not have a Material Adverse Effect on Purchaser: (i) Purchaser and each of its Subsidiaries has complied at all times with all applicable Environmental Laws; (ii) all properties currently owned, leased or operated by Purchaser and each of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances; (iii) any properties formerly owned, leased or operated by Purchaser or any of its Subsidiaries were not contaminated with Hazardous Substances on or prior to such period of ownership or operation; (iv) neither Purchaser nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Purchaser nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Purchaser nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or liable under any Environmental Law; (vii) neither Purchaser nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; (viii) none of the properties of Purchaser or any of its Subsidiaries contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (ix) Purchaser has delivered or made available to Sellers copies of all environmental reports, studies, assessments, sampling data and other environmental information relating to Purchaser or any of its Subsidiaries or any of their current or former properties or operations to the extent in the possession or control of Purchaser or any of its Subsidiaries; and (x) to the knowledge of Purchaser, there are no circumstances or conditions involving Purchaser or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law.

SECTION 3.18. INSURANCE. Schedule 3.18 or the Purchaser SEC Documents sets forth a true, complete and current list of all insurance policies currently insuring the property, assets or business liabilities of Purchaser and each of its Subsidiaries and all bonds required to be maintained with respect to the operation of their respective businesses, specifying with respect to each such policy or bond, the name of the insurer or surety, the type of coverage, the term of the policy or bond, the limits of liability and the annual premium. Such policies and bonds are in full force and effect, all premiums due and payable thereon have been paid, no notice of cancellation or termination has been received with respect to any such policy, and Purchaser has complied with such policies and bonds. Except as set forth in Schedule 3.18 or the Purchaser

SEC Documents, there are no pending claims against such insurance policies and bonds as to which the insurers have denied liability, and, to the knowledge of Purchaser, there exist no claims under such insurance policies or bonds that have not been properly and timely submitted by Purchaser to the related insurers or sureties. Such policies and bonds will not in any way be affected by, terminate, or lapse by reason of the transactions contemplated by this Agreement. Such policies and bonds provide adequate coverage in amounts sufficient to insure the assets of Purchaser and the risks of its businesses.

SECTION 3.19. TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES. Except as disclosed in Schedule 3.19 or in the Purchaser SEC Documents: (i) since December 31, 2003, there have been no transactions between Purchaser or any of its Subsidiaries and any Affiliate of Purchaser, including, without limitation, loans, guarantees or pledges to, by or for Purchaser or any of its Subsidiaries from, to, by or for any of such persons; and (ii) since December 31, 2003, none of the officers, directors, employees or principal stockholders of Purchaser, or any spouse or relative of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of Purchaser or any of its Subsidiaries or has competed with or been engaged in any business of the kind being conducted by Purchaser or any of its Subsidiaries.

SECTION 3.20. LABOR MATTERS. Except as set forth in Schedule 3.20 or in the Purchaser SEC Documents, there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries, and Purchaser has not and none of its Subsidiaries have at any time experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of Purchaser or any of its Subsidiaries.

SECTION 3.21. BROKERS OR FINDERS. Except for Capitalink, L.C., whose fees, if any, shall be paid by Purchaser, no agent, broker, investment banker or other firm or person acting on behalf of Purchaser, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

SECTION 3.22. FINANCING. Purchaser has sufficient cash and/or available credit facilities (and has provided Sellers with evidence thereof) to pay the Cash Consideration and to make all other necessary payments of fees and expenses in connection with the Acquisition contemplated by this Agreement and the Ancillary Agreements.

SECTION 3.23. DISCLOSURE. This Agreement, its Exhibits and Schedules, and any of the certificates or documents to be delivered by Purchaser to Sellers under this Agreement, taken together in their entirety, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE IV

COVENANTS

SECTION 4.01. COVENANTS RELATING TO CONDUCT OF BUSINESS. Except for matters (a) set forth in Schedule 4.01, (b) consented to by the other parties hereto, (c) otherwise contemplated by the terms of this Agreement or (d) which Purchaser’s board of directors deems, in its sole discretion, to be necessary or advisable to effect or pursue in accordance with its fiduciary duties to Purchaser’s public shareholders and other constituencies or in accordance with other Applicable Law (including, without limitation, the Securities Act, the Exchange Act and the rules and regulations of AMEX), from the date of this Agreement to the Closing Date, the Company and Purchaser shall, and Sellers shall cause the Company to, and the Company and Purchaser shall cause their respective Subsidiaries to, conduct their respective businesses in the ordinary course in a manner consistent with past practice; provided, that nothing contained in this Agreement shall be deemed to require the expenditure of funds in a manner inconsistent with past practice. In addition, except (a) as set forth in Schedule 4.01, (b) as otherwise contemplated by the terms of this Agreement or (c) for matters which Purchaser’s board of directors deems, in its sole discretion, to be necessary or advisable to effect or pursue in accordance with its fiduciary duties to Purchaser’s public shareholders and other constituencies or in accordance with other Applicable Law (including, without limitation, the Securities Act, the Exchange Act and the rules and regulations of AMEX), neither the Company nor Purchaser shall do any of the following without the prior written consent of the other parties hereto:

(i) amend its organizational documents;

(ii) declare, set aside or pay any cash or non-cash dividend or make any other cash or non-cash distribution to its stockholders whether or not upon or in respect of any shares of its capital stock or issue any capital stock; provided, however, that (A) Purchaser may continue to pay quarterly dividends in the Ordinary Course of Business consistent with past practice and (B) dividends and distributions may continue to be made by the Subsidiaries of the Company or Purchaser to the Company or Purchaser, respectively, or to their respective other wholly owned Subsidiaries;

(iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock; provided, however, that Purchaser may make such issuances of any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock that (A) are contemplated by any employment or other agreements to which Purchaser is a party in effect as of the date hereof or are subject to any option, warrant or right (including any convertible securities of Purchaser) outstanding as of the date hereof, and (B) would not result in the issuance (either directly or upon exercise or conversion of any security) by Purchaser of more than 200,000 shares of Purchaser Common Stock to any individual Person, or more than 500,000 shares of Purchaser Common Stock in the aggregate;

(iv) adopt or amend in any material respect any Company Benefit Plan or Purchaser Benefit Plan (as applicable) and any other benefit programs, except as required by Applicable Law;

(v) grant to any executive officer any increase in compensation or benefits, except in the Ordinary Course of Business consistent with past practice or as may be required under existing Contracts and except (in the case of the Company) for any increases for which Sellers shall be solely obligated, and, in the case of the Company, execute any agreements relating to part-time employment with employees approaching retirement (Altersteilzeitverträge);

(vi) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the Ordinary Course of Business consistent with past practice;

(vii) subject any of its assets to any Lien of any nature whatsoever that would have been required to be set forth in Schedule 2.08, 2.09, 3.09 or 3.10 if existing on the date of this Agreement;

(viii) waive any claims or rights of material value;

(ix) make any change in any method of accounting or accounting practice or policy other than those required or permitted by IFRS or U.S. GAAP, as applicable or required by Applicable Law;

(x) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that (A) are material to the Company and its Subsidiaries, taken as a whole, in the case of the Company, or (B) that are material to Purchaser and its Subsidiaries, taken as a whole, in the case of Purchaser;

(xi) make or incur any capital expenditure (A) other than in the Ordinary Course of Business consistent with past practice or other than as required under existing Contracts, in the case of Purchaser, or (B) that is in excess of (Euro) 65,000 or which, in the aggregate, are in excess of (Euro) 130,000, in the case of the Company;

(xii) sell, lease, license or otherwise dispose of any material asset (including any business unit or Subsidiary), except (A) inventory and obsolete or excess equipment sold or disposed of in the Ordinary Course of Business and (B) leases entered into in the Ordinary Course of Business with aggregate annual lease payments not in excess of (Euro) 65,000;

(xiii) settle, compromise or discharge any pending or threatened Action or any Judgment in a manner that imposes an equitable remedy against the Company or its Subsidiaries or against Purchaser or its Subsidiaries (as applicable) that would materially constrain the business of the Company or its Subsidiaries or Purchaser or its Subsidiaries (as applicable);

(xiv) in the case of the Company or any of its Subsidiaries, enter into any agreement, arrangement or understanding (including, without limitation, any license or royalty agreement, arrangement or obligation) with any of the parties named on that certain letter addressed to the Company dated September 21, 2004 set forth on Schedule 2.10(b) (the “IP LETTER”), or any of their respective Affiliates, customers or licensees, or any of the Company’s customers or licensees, relating to any of the matters referred to in the IP Letter, which would result in any obligation of the Company or any of its Subsidiaries following the Closing (or that would result in any grant by the Company or any of its Subsidiaries of any right or interest that would continue after the Closing); or

(xv) agree, whether in writing or otherwise, to do any of the foregoing.

SECTION 4.02. ACCESS TO INFORMATION.

(a) To the extent permitted by Applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Purchaser and its accountants, counsel and other representatives access during normal business hours, upon reasonable notice during the period prior to the Closing, to the personnel, properties, and all of the books of account, ledgers, general, financial, accounting and personnel and employment records, files, customers and suppliers lists, prospect lists, subscription or circulation lists, sales and promotional literature, customer and supplier correspondence, contracts, commitments, books, manuals, files, data, papers, and other information, whether in hard copy or computer or other format (collectively “RECORDS”), of the Company and its Subsidiaries; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and its Subsidiaries.

(b) To the extent permitted by Applicable Law, Purchaser shall, and shall cause its Subsidiaries to, afford to Sellers and its accountants, counsel and other representatives access during normal business hours, upon reasonable notice during the period prior to the Closing, to the personnel, properties, and all of the Records of Purchaser and its Subsidiaries; provided, however, that such access does not unreasonably disrupt the normal operations of Purchaser and its Subsidiaries.

(c) After the Closing, Purchaser shall, and shall cause its Affiliates to, give the Sellers and their accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, and Records of the Company and its Subsidiaries relating to the Sellers’ operation of the Company prior to the Closing, and to furnish copies thereof, which the Sellers or their representatives or agents reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and its Subsidiaries. Purchaser shall, and shall cause its Affiliates to, furnish reasonable assistance (including access to personnel) to the Sellers and their representatives and agents in connection with any claims, proceedings, actions, investigations, audits, and other regulatory or legal proceedings in connection with any of the items listed in the foregoing sentence; provided that the Sellers shall be responsible for all reasonable out-of-pocket expenses in connection therewith.

SECTION 4.03. CONFIDENTIALITY. Purchaser, the Company and each of the Sellers acknowledge that the information being provided to such party in connection with the

Acquisition and the consummation of the other transactions contemplated by this Agreement and the Ancillary Agreements is subject to the terms of a confidentiality agreement between Purchaser and the Company, dated May 3, 2004, and a confidentiality agreement between Purchaser, Sellers and the Company, dated September 1, 2004 (together, the “CONFIDENTIALITY AGREEMENT”), the terms of which are incorporated herein by reference. All parties to the Confidentiality Agreement acknowledge and reaffirm their obligations thereunder.

SECTION 4.04. EFFORTS. (a) Subject to the terms and conditions of this Agreement, each of the Sellers, the Company and Purchaser and its Affiliates shall use its reasonable best efforts to cause the Closing to occur, including using its reasonable best efforts to obtain all Permits and Consents of, and to make all necessary filings, notifications or registrations with, all Governmental Entities which are necessary for the consummation of the transactions contemplated by this Agreement. Sellers and Purchaser shall use their reasonable best efforts to obtain the written Consent of each Governmental Entity issuing any Permits to the transfer of any such Permit if, as a result of the Acquisition, such Consent is necessary in order to allow the Company and its Subsidiaries to continue to enjoy the use of such Permits after the Closing. With respect to any Permits to be transferred to Purchaser or its designees, or reissued in the name of Purchaser or its designees, Sellers shall use their reasonable best efforts to cause the Company and its Subsidiaries to cooperate with Purchaser in effectuating the transfer or reissuance of such Permits in the name of Purchaser or its designees effective as of the Closing, including providing necessary information and confirming to any Governmental Entity that applicable Company or Subsidiaries’ readiness to surrender the Permit in the name of such Company or Subsidiary upon the Closing and their subsequent transfer or reissuance to Purchaser or its designees.

(b) Prior to the Closing, Sellers shall cause the Company and its Subsidiaries to use reasonable best efforts to obtain all necessary Consents from any third party required under any Contract, and to give prompt notice to the Purchaser of any notice or other communication from any Person alleging that the Consent of such Person is or may be required under any Contract in connection with the transactions contemplated hereby. Purchaser shall, and shall cause its Subsidiaries to reasonably cooperate with Sellers and the Company and its Subsidiaries in connection with the foregoing. Notwithstanding the foregoing, none of Sellers, the Company or its Subsidiaries, or Purchaser or its Subsidiaries shall be required to expend money or, without Purchaser’s prior written consent, amend, waive or otherwise alter any material terms under any Contract in order to obtain any Consent from any third party required under any Contract.

(c) None of the Sellers, the Company or Purchaser shall, and none shall permit any of their respective Affiliates to, take any actions that would, or that could reasonably be expected to result in any of the conditions set forth in Article V not being satisfied, including affecting any acquisitions.

SECTION 4.05. TAX MATTERS.

(a) PRE-CLOSING TAX PERIOD TAX RETURNS.

(i) As to all Tax Returns of the Company and its Subsidiaries due on or before the Closing Date, the Sellers shall prepare and timely file such Tax Returns and pay any Taxes shown as due thereon.

(ii) As to Tax Returns of the Company and its Subsidiaries due after the Closing Date for tax periods ending on or before the Closing Date, the Purchaser shall cause the Company and its Subsidiaries to prepare and timely file such Tax Returns in accordance with past practice; provided, however, (1) the Purchaser shall deliver any such Tax Return to the Sellers at least 30 days before it is due, (2) the Sellers shall have the right to examine and comment on any such Tax Return prior to the filing thereof, and such Tax Return will not be filed without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed, (3) the Sellers shall provide such written consent or notice of objection (a “NOTICE OF OBJECTION”) no later than 15 days before the Tax Return is due and (4) prior to the filing thereof the Sellers shall reimburse the Purchaser the amount shown to be due on the final version of any such Tax Return that is in excess of any amounts previously paid by the Sellers in respect of such Tax liability by way of estimated Tax payments or otherwise.

(iii) Any dispute between the parties under this Section 4.05(a) shall be resolved by an Independent Expert in the manner provided below, except that every effort shall be made by the parties and the Independent Expert to resolve the dispute prior to the due date for the applicable Tax Return. If Sellers provide a Notice of Objection to Sellers within the 30-day period referred to in Section 4.05(a)(ii), Purchaser and Sellers shall, during the 15-day period following the Purchaser’s receipt of the Notice of Objection, attempt in good faith to resolve Sellers’ objections. During such 15-day period, Sellers and their representatives shall be permitted to review the working papers of Purchaser and Purchaser’s Accountants relating to the Notice of Objection and the basis therefor. If Purchaser and Sellers are unable to resolve all such objections within such 15-day period, the matters remaining in dispute shall be submitted to an internationally recognized public accounting firm mutually agreed upon by Purchaser and Sellers and, if Purchaser and Sellers are unable to so agree within 10 days after the end of such 15-day period, then Purchaser and Sellers shall each select such a firm and such firms shall jointly select a third internationally recognized firm to resolve the disputed matters (such determining firm being the “INDEPENDENT EXPERT”). The parties shall instruct the Independent Expert to render its written decision as promptly as practicable but in no event later than 60 days after its selection. The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Independent Expert shall be borne equally by Purchaser and Sellers. If any disputed items cannot be resolved pursuant to this Section 4.05(a) prior to the due date (taking into account permitted extensions) for any Tax Return, the Purchaser shall file such Tax Return in such matter as it deems appropriate and if the resolution of the disputed item provides for treatment of such item that is different than the treatment given such item on the filed Tax Return, an amended Tax Return shall be filed reflecting the resolution of such disputed item.

(b) STRADDLE PERIOD TAX RETURNS.

(i) As to any Tax Return of the Company and its Subsidiaries for a tax period that begins before and ends after the Closing Date (a “STRADDLE PERIOD”), the Purchaser shall cause the Company and its Subsidiaries to prepare and timely file such Tax Return in accordance with past practice and pay all Taxes due with respect thereto; provided, however, that (1) the Purchaser shall deliver any such Tax Return to the Sellers at least 30 days before it is due, (2) the Sellers shall have the right to examine and comment on any such Tax Return prior to the filing thereof, and such Tax Return will not be filed without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed, (3) the Sellers shall provide such written consent or notice of objection no later than 15 days before the Return is due and (4) the Sellers shall reimburse the Purchaser five days before the filing date of such Tax Return for any amount, determined in accordance with Section 4.05(b)(ii) and Section 7.01, owed by the Sellers with respect to such Tax Return that is in excess of any amounts previously paid by the Sellers in respect of such Tax liability by way of estimated Tax payments or otherwise.

(ii) In the case of Taxes payable in respect of a Straddle Period, the portion of any such Taxes that is allocable to the Pre-Closing Tax Period shall be equal to the amount which would be payable if the taxable period ended on the Closing Date. In making such allocation, any item of income, gain, loss, deduction or other tax item that cannot be specifically allocated to the period before or after the Closing Date shall be allocated to the Pre-Closing Tax Period in an amount determined by multiplying such item by a fraction the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period.

(iii) Any dispute between the parties under this Section 4.05(b) shall be resolved by the Independent Expert under the principles of Section 4.05(a)(iii), except that every effort shall be made by the parties and the Independent Expert to resolve the dispute prior to the due date for the applicable Tax Return.

(c) TRANSFER TAX RETURNS. All Transfer Taxes shall be borne and paid by Purchaser. Each of the Sellers, the Company and the Purchaser shall use reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemption.

(d) AMENDED TAX RETURNS. Except as provided in Section 4.05(a)(iii), after the Closing Date, the Company and its Subsidiaries shall not, without the prior written consent of the Sellers, file any amended Tax Return for a Pre-Closing Tax Period.

(e) COOPERATION. The Sellers, the Company and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Company or its Subsidiaries and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes including audit reports relating to Taxes.

(f) TAX SHARING AGREEMENTS. The Sellers shall cause the provisions of any Tax sharing agreement between the Sellers or any of their Affiliates (other than the Company and its Subsidiaries), and the Company or any of its Subsidiaries, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

SECTION 4.06. PUBLICITY. From the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party (which for this purpose shall include the Company and its Subsidiaries or any Affiliate thereof) without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by this Agreement, by law or the rules or regulations of any U.S. or foreign securities exchange or regulatory authority, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby. The parties hereto agree that the initial press releases (or joint press release if the parties so determine) to be issued with respect to the Acquisition, this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements shall be in the form attached hereto as Exhibit C.

SECTION 4.07. PROXY STATEMENT; SHAREHOLDER APPROVAL.

(a) Purchaser shall, in accordance with Applicable Law and its Certificate of Incorporation and Bylaws:

(i) duly call, give notice of, convene and hold a special meeting of its shareholders (the “SPECIAL MEETING”) following the mailing of the Proxy Statement for the purpose of obtaining the Shareholder Approval; provided, however, that Purchaser may adjourn or postpone the Special Meeting to ensure that any required supplement or amendment to the Proxy Statement is provided to Purchaser’s shareholders or, if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Purchaser Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting;

(ii) prepare a form of proxy statement to be mailed to the shareholders of Purchaser in connection with the Special Meeting (the “PROXY STATEMENT”) as soon as practicable after the date hereof (provided that (A) Sellers and their counsel shall be given reasonable opportunity to review and comment on the preliminary Proxy Statement, any amendments thereto and related communications with shareholders prior to filing with the SEC, and (B) Sellers shall have the right to draft and to consent to any descriptions of or references to Sellers, the Company or any of their respective Affiliates, which consent shall not be unreasonably withheld or delayed) and use its reasonable best efforts (x) (1) to respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and (2) to promptly supply Sellers with copies of all correspondence between Purchaser or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, and (y) to cause the definitive Proxy Statement to be mailed to its shareholders promptly following the clearance of the Proxy Statement by the SEC and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies;

(iii) make all other necessary filings with respect to this Agreement and the Ancillary Agreements and the transactions contemplated thereby under the Securities Act, the Exchange Act, the rules and regulations of the AMEX, applicable state “blue sky” laws and the rules and regulations thereunder (the “APPLICABLE FILINGS”); and

(iv) except to the extent the Board of Directors of Purchaser determines in good faith, after consultation with outside counsel, that contrary action is required by such Board of Directors’ fiduciary duties under Applicable Law, recommend that the shareholders of Purchaser vote to approve the transactions contemplated by this Agreement and the Ancillary Agreements, and include in the Proxy Statement such recommendation and take all lawful action to solicit such approvals and acceptances.

(b) As soon as practicable after the date hereof, but in no event later than October 15, 2004, (i) Sellers shall cause the Company and its accountants to conform the Financial Statements and the Unaudited Financial Statements to the requirements of SEC Schedule 14A and Regulation S-X of the Exchange Act (collectively, the “PROXY COMPLIANT FINANCIALS”), and thereafter to promptly deliver the Proxy Compliant Financials (together with notes and schedules thereto) to Purchaser, and (ii) Sellers shall furnish to Purchaser all other historical and pro forma financial information and all information concerning the business and affairs of the Company and its Subsidiaries and/or Sellers, as well as any biographical and other information concerning any individual to be appointed to the Board of Directors of Purchaser or to the management of Purchaser (including, without limitation, such information as may be required by SEC Schedule 14A, Regulation S-K, Regulation S-X or Regulation M-A) as may reasonably be requested by Purchaser, in a form reasonably satisfactory to Purchaser, as shall be required to be included in or is otherwise reasonably necessary in connection with the preparation of, the Proxy Statement or any amendment or supplement thereto. Prior to the Closing, (i) Sellers shall cause the Company and its accountants to conform the Financial Statements and the Unaudited Financial Statements to the requirements of, and shall cause the Company and its auditors to prepare any and all other audited and unaudited consolidated financial statements of the Company as of and for any and all periods (including, without limitation, audited consolidated financial statements of the Company as of and for the 12-month period ended March 31, 2003 and audited consolidated statement of income of the Company for the 12-month period ended March 31, 2002) as may be required by, SEC Form 10-K, Form 10-Q, Form 8-K, Form S-1 and Regulation S-X of the Exchange Act (collectively, the “APPLICABLE FILINGS COMPLIANT FINANCIALS”), and prior to the Closing shall deliver the Applicable Filings Compliant Financials (together with notes and schedules thereto) to Purchaser, and (ii) Sellers shall furnish to Purchaser all other financial and other information concerning the Company and its Subsidiaries and/or Sellers as may reasonably be requested by

Purchaser, in a form reasonably satisfactory to Purchaser, as shall be required to be included in or is otherwise reasonably necessary in connection with the preparation of, all Applicable Filings or any amendments or supplements thereto. All Proxy Compliant Financials shall comply with the requirements of SEC Schedule 14A and Regulation S-X of the Exchange Act. All Applicable Filings Compliant Financials shall comply with the requirements of SEC Form 10-K, Form 10-Q, Form 8-K, Form S-1 and Regulation S-X of the Exchange Act. In addition, Sellers shall cause the legal counsel and accountants of the Company to reasonably cooperate with Purchaser’s counsel and accountants in the preparation of the Proxy Statement and all Applicable Filings. The information to be supplied by Sellers and the Company for inclusion in the Proxy Statement or any Applicable Filing, as applicable, (i) shall comply in all material respects with all Applicable Laws, including the Exchange Act (including, without limitation, all instructions and requirements of all applicable Forms and regulations promulgated thereunder), the Securities Act and the rules and regulations of the AMEX, and (ii) will not, on the date the Proxy Statement is first mailed to shareholders of Purchaser, or, at the time of the Special Meeting, or on the date any Applicable Filing is filed with the SEC or state securities authorities, as applicable, make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in the Proxy Statement or any Applicable Filing, as applicable, or omit to state any material fact necessary to correct any statement made in any earlier communication with respect to the solicitation of proxies for the Special Meeting that has become misleading. Sellers and the Company shall promptly update any information or materials provided to Purchaser to the extent necessary to maintain the accuracy and completeness thereof. Sellers’ and the Company’s timely delivery to Purchaser of the information required by this Section 4.07(b) is a condition precedent to Purchaser’s obligations pursuant to this Agreement and the Ancillary Agreements to file the Proxy Statement and any Applicable Filing. The information to be supplied by Purchaser for inclusion in the Proxy Statement or any Applicable Filing, as applicable, (i) shall comply in all material respects with all Applicable Laws, including the Exchange Act (including, without limitation, all instructions and requirements of all applicable Forms and regulations promulgated thereunder), the Securities Act and the rules and regulations of the AMEX, and (ii) will not, on the date the Proxy Statement is first mailed to shareholders of Purchaser, or, at the time of the Special Meeting, or on the date any Applicable Filing is filed with the SEC or state securities authorities, as applicable, make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in the Proxy Statement or any Applicable Filing, as applicable, or omit to state any material fact necessary to correct any statement made in any earlier communication with respect to the solicitation of proxies for the Special Meeting that has become misleading. Purchaser shall promptly update any information or materials included in the Proxy Statement or any Applicable Filing to the extent necessary to maintain the accuracy and completeness thereof.

(c) Purchaser will advise Sellers, promptly after it receives notice thereof, of the time when any supplement or amendment has been filed or of any request by the SEC for an amendment of or supplement to the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time Purchaser or Sellers, respectively, discover any information relating to Purchaser, the Company, Sellers, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement or any other Applicable Filing so that the document will not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the party that discovers any misleading information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing the information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to Purchaser’s shareholders.

SECTION 4.08. BOARDS OF DIRECTORS; SUPERVISORY BOARDS; OFFICERS. On the Closing Date, (i) Sellers shall cause to be delivered to Purchaser duly signed resignations from each of the members of the supervisory boards (Beirat) or boards of directors, as applicable, and the officers of the Company set forth on Schedule 4.08(i), effective at the Closing, and shall take such other action as is necessary to accomplish the foregoing, and (ii) Purchaser shall cause to be delivered to Sellers (x) duly signed resignations from two (2) of the members of Purchaser’s board of directors and from certain officers of the Purchaser and its Subsidiaries and (y) duly executed resolutions of Purchasers’ board of directors appointing three (3) directors to serve as directors of Purchaser and certain officers of the Purchaser and its Subsidiaries that have in each case been designated by Sellers, as set forth on Schedule 4.08(ii), to be effective at the Closing, and shall take such other action as is necessary to accomplish the foregoing.

SECTION 4.09. DERIVATIVES. At or before Closing, Sellers shall cause the Company to terminate any agreements relating to foreign currency swaps, interest rate swaps, commodity swaps, options, caps, collars, hedges or forward exchanges or other similar agreements.

SECTION 4.10. RECORDS. On the Closing Date, Sellers shall deliver or cause to be delivered to Purchaser all Records of the Company, if any, in the possession of Sellers or their Subsidiaries (other than the Company and its Subsidiaries) relating to the business and operations of the Company and its Subsidiaries. For the avoidance of doubt, Sellers shall not be required to deliver their own respective corporate records relating to the Company.

SECTION 4.11. ACQUISITION PROPOSALS. From the date hereof until the Closing (or, if earlier, termination of this Agreement in accordance with the terms hereof), Sellers shall not, nor shall any of them permit the Company or any of its Subsidiaries to, nor shall any of them authorize or permit any director, officer, employee, agent, consultant, advisor, Related Person or other representative, including legal counsel, accountants and financial advisors, of the Sellers, the Company or any of their respective Subsidiaries or Related Persons (collectively, “REPRESENTATIVES”) to, (i) directly or indirectly, solicit, initiate, encourage, or otherwise facilitate, any inquiries or the making of any proposals or offers from, discuss or negotiate with, provide any confidential information or data to, or consider the merits of any unsolicited inquiries, proposals or offers from, any Person (other than Purchaser) relating to any transaction involving the sale of the Company or any of its Subsidiaries or their respective assets or securities, or any of the shares of capital stock of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, or similar transaction involving the Company or any of its Subsidiaries or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay or materially dilute the benefits to Purchaser of this Agreement and the transactions contemplated hereby (any such inquiry, proposal or offer being hereinafter referred to as an “ACQUISITION PROPOSAL”) or (ii) enter into any letter of intent, agreement-in-principle, memorandum of understanding, heads of agreement, term sheet, agreement, contract, commitment, plan or arrangement with respect to any Acquisition Proposal. Sellers shall, and shall cause the Company and each of its Subsidiaries and each of their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by Sellers, the Company or its Subsidiaries or any of their respective Representatives with any parties conducted heretofore with respect to any of the foregoing. From the date hereof until the Closing Date, each Seller and the Company shall (i) maintain records of all communications and attempted communications, to the extent known to such Seller or the Company, among such party and its Representatives, on the one hand, and any Person, on the other hand, regarding any Acquisition Proposal (including, without limitation, the identity of the Person making or proposing any such Acquisition Proposal and the material terms of any such Acquisition Proposal and of any changes thereto), and (ii) shall promptly notify Purchaser orally and within 24 hours in writing of the receipt of any Acquisition Proposal (but need not provide the identity of the Person making or proposing any such Acquisition Proposal or actual copies of any materials received). In the event this Agreement is terminated prior to the Closing by Sellers other than as provided in Section 6.01(a), upon the written request of Purchaser, each Seller and the Company shall promptly (but in no event later than five (5) Business Days) deliver to Purchaser all records relating to any Acquisition Proposal it is required to maintain pursuant to clause (i) of the immediately preceding sentence, including, without limitation, the identity of the Person making or proposing any such Acquisition Proposal. The term “RELATED PERSON” shall mean, with respect to any Person, (a) any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, (b) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity), or (c) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity).

SECTION 4.12. NON-SOLICITATION OF CLIENTS AND EMPLOYEES. (a) From and after the date hereof through the Closing Date or, in the event this Agreement is terminated prior to the Closing, during a period of two (2) years from the date of such termination, Purchaser and its Related Persons shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person directly or indirectly solicit, endeavor to entice away from the Company or any of its Subsidiaries, or otherwise directly or indirectly interfere with the relationship of the Company or any of its Subsidiaries with any Person who, to the knowledge of Purchaser or such Related Person, is employed by or otherwise engaged to perform services for the Company or any of its Subsidiaries. The foregoing shall not apply to the extent such employee has responded solely to a public advertisement and not to any direct solicitation by Purchaser or any of its Related Persons.

(b) During a period of two (2) years from the Closing Date, each Seller and its Related Persons shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person:

(i) directly or indirectly solicit, endeavor to entice away from the Company or any of its Subsidiaries, or otherwise directly or indirectly interfere with the relationship of the Company or any of its Subsidiaries with any Person who, to the knowledge of such Seller or Related Person, is employed by or otherwise engaged to perform services for the Company or any of its Subsidiaries; or

(ii) directly or indirectly solicit, endeavor to entice away from the Company or any of its Subsidiaries, or otherwise directly or indirectly interfere with the relationship of the Company or any of its Subsidiaries with any Person who, to the knowledge of such Seller or Related Person is, or was within the then most recent two (2) year period, a client or customer of the Company or any of its Subsidiaries.

SECTION 4.13. ESCROW AGREEMENT. At the Closing, Purchaser, Sellers and the Escrow Agent shall enter into the Indemnification Escrow Agreement, pursuant to which the Indemnification Shares will be placed in escrow to secure the indemnification obligations of the Sellers as set forth in Article VII. Subject to the terms of the Indemnification Escrow Agreement, the Indemnification Shares will be held in escrow pursuant to the Indemnification Escrow Agreement for a period expiring on the first anniversary of the Closing Date. The Indemnification Shares and the provisions of the Indemnification Escrow Agreement shall not limit Purchaser’s (or any other Purchaser Indemnitee’s) other rights of recovery expressly set forth in this Agreement (including, without limitation, any and all rights to indemnification hereunder from and after the expiration of the Indemnification Escrow Agreement) or for non-monetary remedies, including injunctive relief or specific performance, if any. With respect to monetary remedies for valid claims, during the term of the Indemnification Escrow Agreement, Purchaser Indemnitees shall first seek recourse against the Indemnification Shares, pursuant to the terms of the Indemnification Escrow Agreement, and shall be entitled to pursue other monetary remedies, subject to the limitations set forth in Section 7.05 (excluding any indemnification amounts payable under Section 7.06, which shall not be subject to any such limitations contained in Section 7.05 and shall only be subject to the limitations expressly set forth in Section 7.06), only to the extent that the Indemnification Shares are not sufficient to compensate all Purchaser Indemnittes’ Losses. For purposes of calculating the number of Indemnification Shares deliverable to Purchaser Indemnitees with respect to a valid claim under Article VII hereof, the value of each Indemnification Share to be so delivered in accordance with the terms of this Agreement and the Indemnification Escrow Agreement shall be equal to the Average Stock Price applicable to such claim. The “AVERAGE STOCK PRICE” shall mean the numerical average of the closing price of Purchaser Common Stock on the AMEX for the ten (10) trading days ending on the date immediately preceding the date that notification of a claim for indemnification is made pursuant to Article VII hereof (adjusted as necessary to account for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Purchaser Common Stock, whether occurring at or after the Closing Date).

SECTION 4.14. SHAREHOLDERS’ AGREEMENT. Based in part on the representations of Sellers made in this Agreement, the Wireless Shares to be issued in the Acquisition will be issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and, if applicable, Regulation D promulgated under the Securities Act and exemptions from qualification under applicable state securities laws. At the Closing, Purchaser and Sellers will enter into a shareholders’ agreement in the form attached hereto as Exhibit D (the “SHAREHOLDERS’ AGREEMENT”), which shall contain provisions with respect to the rights, obligations and restrictions of Sellers relating to ownership and disposition of the Wireless Shares, including, without limitation, (i) the prohibition of any transfer, sale, assignment or pledge of the Wireless Shares for a period of six (6) months following the Closing Date (provided, however, that nothing shall prohibit the deposit of the Indemnification Shares into escrow pursuant to the Indemnification Escrow Agreement), (ii) the grant by Purchaser of two (2) “demand” registration rights and certain incidental or “piggyback” registration rights covering the Wireless Shares, which registration rights will be exercisable at any time during the period commencing on the date that is six (6) months after the Closing Date and expiring on the date on which Purchaser’s registration obligations under the Shareholders’ Agreement shall terminate in accordance with the provisions thereof, and (iii) certain other corporate governance matters. Subject to compliance by Purchaser with its registration obligations under the Shareholders’ Agreement, holders of Wireless Shares to be issued in the Acquisition will be wholly responsible for compliance with all U.S. federal and state securities or “blue sky” laws and all applicable foreign securities laws regarding sale, transfer or other disposition of such shares, with cooperation from Purchaser to the extent provided for in the Shareholders’ Agreement. Purchaser will file any required AMEX notification forms for a change in the number of shares outstanding and for listing additional shares with respect to the Wireless Shares issued in the Acquisition.

SECTION 4.15. LOAN AGREEMENT. Concurrently with the execution of this Agreement, Purchaser, the Company and Investcorp shall enter into a loan agreement in the form attached hereto as Exhibit E (the “LOAN AGREEMENT”).

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01. CONDITIONS TO EACH PARTY’S OBLIGATION. The obligation of Purchaser to purchase and pay for the Shares and the obligation of each of Sellers to sell the Shares is subject to the satisfaction (or, where legally permissible, waiver by Purchaser and Sellers) on or prior to the Closing Date of each of the following conditions:

(a) APPROVALS AND CONSENTS. All Consents of any Person necessary for the consummation of the Acquisition, including all registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, shall have been obtained or filed or shall have occurred, excluding those the obtaining or making of which is necessary but the failure of which to obtain would not prohibit the consummation of the Acquisition.

(b) NO INJUNCTIONS OR RESTRAINTS. No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition (each, a “LEGAL RESTRAINT”) preventing the consummation of the Acquisition shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts (as required by Section 4.04) to prevent the occurrence or entry of any such Legal Restraint and to remove or appeal as promptly as possible any such Legal Restraint.

(c) SHAREHOLDER APPROVAL. The approval of holders of the requisite number of shares of Purchaser Common Stock in accordance with the requirements of the NJBCA, the rules of AMEX and Purchaser’s Certificate of Incorporation and Bylaws shall have been received for the transactions contemplated by this Agreement and the Ancillary Agreements (the “SHAREHOLDER APPROVAL”).

SECTION 5.02. CONDITIONS TO OBLIGATION OF PURCHASER. The obligation of Purchaser to purchase and pay for the Shares is subject to the satisfaction (or, where legally permissible, waiver by Purchaser) on or prior to the Closing Date of each of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers set forth in Article II (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects (except for the representations and warranties contained in Sections 2.05 and 2.24 hereof, which shall be true and correct), in each case on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and Purchaser shall have received a certificate dated as of the Closing Date signed by an authorized officer of each Seller, to such effect.

(b) PERFORMANCE OF OBLIGATIONS. Each Seller and the Company shall have performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by it, by the time of the Closing, and Purchaser shall have received a certificate dated as of the Closing Date signed by an authorized officer of each Seller and a certificate dated as of the Closing Date signed by an authorized officer of the Company to such effect.

(c) SECRETARY’S CERTIFICATE. Purchaser shall have received copies of the resolutions of the Board of Directors (or other similar governing body) of each Seller and the Company, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are a party, and certificates of the secretaries or assistant secretaries (or other authorized officers) of Sellers and the Company dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect and have not been modified, together with copies of the Articles or Certificate of Incorporation and Bylaws (or equivalent documents) of each Seller and the Company certified by such officers and certificates of incumbency relating to the officers of each Seller and the Company that are executing this Agreement and the Ancillary Agreements.

(d) NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without the giving of notice or the lapse of time or both), contravene, or conflict with, or result in a violation of, or cause Purchaser or any of its Subsidiaries to suffer any adverse consequences under, (i) any Applicable Law, or (ii) any law or order that has been published, introduced, or otherwise formally proposed by or before any Governmental Entity.

(e) SHARE TRANSFER AGREEMENT. The Share Transfer Agreement shall have been duly executed and delivered and recorded in front of a German or Basle Notary Public by each Seller and Purchaser. There shall not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company or any of its Subsidiaries, or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares.

(f) OPINIONS OF COUNSEL. Purchaser shall have received an opinion, dated as of the Closing Date, of Linklaters Oppenhoff & Rädler, counsel for Sellers and the Company, in substantially the form as Exhibit F(i) attached hereto, and an opinion, dated as of the Closing Date, of Investcorp’s Cayman Islands counsel, which counsel shall be reasonably acceptable to Purchaser, in substantially the form as Exhibit F(ii) attached hereto.

(g) NO MATERIAL ADVERSE EFFECT. Since the date of the Balance Sheet, there shall not have occurred any change, event or development or series of changes, events or developments which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(h) FAIRNESS OPINION. The opinion of Capitalink, L.C. to the effect that, as of the date of the opinion, the Purchase Price is fair to Purchaser’s shareholders, from a financial point of view, received by Purchaser’s board of directors shall not have been withdrawn, revoked, modified or qualified in any respect.

(i) SHAREHOLDERS’ AGREEMENT. Each Seller shall have duly executed and delivered to Purchaser a counterpart of the Shareholders’ Agreement.

(j) INDEMNIFICATION ESCROW AGREEMENT. Each Seller and the Escrow Agent shall have duly executed and delivered to Purchaser a counterpart of the Indemnification Escrow Agreement.

(k) RESIGNATIONS. Purchaser shall have received the duly executed resignations of each of the members of the supervisory board (Beirat) or boards of directors, as applicable, and each of the officers of the Company set forth on Schedule 4.08(i) effective at the Closing.

(l) APPLICABLE FILINGS COMPLIANT FINANCIALS. Purchaser shall have received the Applicable Filings Compliant Financials and all other financial and other information concerning the Company and its Subsidiaries and/or Sellers as may reasonably be requested by Purchaser, in a form reasonably satisfactory to Purchaser, as shall be required to be included in or is otherwise reasonably necessary in connection with the preparation of, all Applicable Filings or any amendments or supplements thereto.

(m) LOAN AGREEMENT. Investcorp and the Company shall have duly executed and delivered to Purchaser on the date hereof a counterpart of the Loan Agreement.

(n) SELLERS’ FEE SCHEDULE. Purchaser shall have received the Sellers’ Fee Schedule together with the relevant back-up documentation relating to the fees reflected on such schedule.

SECTION 5.03. CONDITIONS TO OBLIGATION OF SELLERS. The obligation of each Seller to sell the Shares is subject to the satisfaction (or, where legally permissible, waiver by Sellers) on or prior to the Closing Date of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Article III (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and Sellers shall have received a certificate dated as of the Closing Date signed by an authorized officer of Purchaser to such effect.

(b) PERFORMANCE OF OBLIGATIONS OF PURCHASER. Purchaser shall have performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Sellers shall have received a certificate dated as of the Closing Date signed by an authorized officer of Purchaser to such effect.

(c) SECRETARY’S CERTIFICATE. Sellers shall have received copies of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Purchaser is a party, and certificates of the secretary or assistant secretary of Purchaser dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect and have not been modified, together with copies of the Certificate of Incorporation and Bylaws of Purchaser certified by such officers and certificates of incumbency relating to the officers of Purchaser that are executing this Agreement and the Ancillary Agreements.

(d) NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without the giving of notice or the lapse of time or both), contravene, or conflict with, or result in a violation of, or cause Sellers or any of their Subsidiaries to suffer any adverse consequences under, (i) any Applicable Law, or (ii) any law or order that has been published, introduced, or otherwise formally proposed by or before any Governmental Entity.

(e) RECEIPT OF CASH CONSIDERATION. Sellers shall have received from Purchaser the Cash Consideration pursuant to Section 1.03(b)(i) hereof.

(f) RECEIPT OF CLOSING SHARES. Sellers shall have received from Purchaser the Closing Shares pursuant to Section 1.03(b)(ii) hereof. Purchaser shall have delivered to the Escrow Agent certificates representing the Indemnification Shares pursuant to Section 1.03(c) hereof and the Indemnification Escrow Agreement and the Escrow Agent shall have delivered a written receipt to Sellers executed by the Escrow Agent confirming that the certificates representing the Indemnification Shares have been received by the Escrow Agent.

(g) NO MATERIAL ADVERSE EFFECT. Since June 30, 2004, there shall not have occurred any change, event or development or series of changes, events or developments which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser.

(h) SHAREHOLDERS’ AGREEMENT. Purchaser shall have duly executed and delivered to Sellers a counterpart of the Shareholders’ Agreement.

(i) INDEMNIFICATION ESCROW AGREEMENT. Purchaser shall have duly executed and delivered to Sellers a counterpart of the Indemnification Escrow Agreement.

(j) OPINION OF COUNSEL. Sellers shall have received an opinion, dated as of the Closing Date, of Greenberg Traurig, LLP, counsel for Purchaser, in substantially the form as Exhibit G attached hereto.

(k) RESIGNATIONS AND APPOINTMENTS. Sellers shall have received (i) duly signed resignations from two (2) of the members of the board of directors and certain officers of Purchaser and its Subsidiaries and (ii) duly executed resolutions of Purchasers’ board of directors appointing three (3) directors to serve as directors of Purchaser and certain officers of the Purchaser and its Subsidiaries that have in each case been designated by Sellers, as set forth on Schedule 4.08(ii) and effective at the Closing, including, without limitation, the appointment of Cyrille Damany as Chief Executive Officer of Purchaser effective from and after the Closing.

SECTION 5.04. FRUSTRATION OF CLOSING CONDITIONS. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 4.04.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

SECTION 6.01. TERMINATION.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of Sellers and Purchaser;

(ii) by Sellers, if any of the conditions set forth in Sections 5.01 or 5.03 shall have become incapable of fulfillment, and shall not have been waived by Sellers;

(iii) by Purchaser, if any of the conditions set forth in Sections 5.01 or 5.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser;

(iv) by Purchaser, if, notwithstanding any disclosure made by Sellers or the Company to Purchaser in this Agreement or in any Exhibit or Schedule to this Agreement, any change, event or development or series of changes, events or developments arising from or relating to any matter referred to in the IP Letter, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company (it being acknowledged and agreed that with respect to any license or royalty agreement that arises from or relates to any matter referred to in the IP Letter (and only with respect to a license or royalty agreement), any such license or royalty agreement that would require the payment by the Company or any of its Subsidiaries of an amount in excess of (Euro) 75,000 per annum shall be deemed to be a Material Adverse Effect for purposes of this Section 6.01(iv) and for purposes of Section 5.02(g));

(v) by Sellers, if Sellers would be required to indemnify any Purchaser Indemnitee under Section 7.06 in an amount in excess of US$5,000,000;

(vi) by Sellers or Purchaser, if a Legal Restraint has become final and non-appealable;

(vii) by Sellers or Purchaser, if the Closing does not occur on or prior to March 31, 2005 (the “OUTSIDE DATE”); or

(viii) by Sellers or Purchaser, if the Shareholder Approval shall not have been obtained within 60 days after the mailing of the definitive Proxy Statement to Purchaser’s shareholders;

PROVIDED, HOWEVER, that the party seeking termination pursuant to clause (ii), (iii) or (vi) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by Sellers or Purchaser pursuant to this Section 6.01, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) Purchaser shall return all documents and other material received from the Sellers, the Company or any other Related Person of Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and the Company and the Sellers shall return all documents and other materia received from Purchaser or any of its Related Persons relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii) all confidential information received by Purchaser with respect to the business of Sellers and their Affiliates (including the Company and its Subsidiaries), and all confidential information received by Sellers and the Company with respect to the business of Purchaser and its Affiliates shall be treated in accordance with the Confidentiality Agreement and the terms of this Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 6.02. EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 4.03 relating to the obligation of the parties hereto to keep confidential certain information and data obtained by it, (ii) Section 8.03 relating to certain expenses, (iii) Section 6.01 and this Section 6.02, (iv) Section 4.06 relating to publicity, (v) Section 8.09 relating to governing law, (vi) Section 8.10 relating to jurisdiction, (vii) Section 8.11 relating to service of process and (viii) Section 8.12 relating to waiver of jury trial. Nothing in this Section 6.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. TAX INDEMNIFICATION.

(a) From and after the Closing Date, subject to the limitations set forth in Section 7.05 and the provisions of Section 7.09, Sellers, jointly and severally, shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, members, partners, agents and representatives and their respective successors and assigns (the “PURCHASER INDEMNITEES”) against and hold them harmless from (i) all liability for Taxes of the Company and its Subsidiaries for the Pre-Closing Tax Period, (ii) all liability for Taxes of the Company and its Subsidiaries for the Straddle Period or the Post-Closing Tax Period to the extent that the relevant action which causes the Tax occurred in a Pre-Closing Period (excluding a Pre-Closing period injection of capital which results in a reduction of the tax losses carry forwards), (iii) all liability for Income Taxes of Sellers or any other Person which is or has been affiliated with Sellers (other than the Company or any of its Subsidiaries), and (iv) all liability for reasonable legal fees and expenses attributable to any item in clauses (i) through (iii) above. Notwithstanding the foregoing, Sellers shall not indemnify and hold harmless a Purchaser Indemnitee from any liability for Taxes attributable to any action taken on or after the Closing Date by the Purchaser, any of its Affiliates (including the Company or any of its Subsidiaries), or any transferee of Purchaser or any of its Affiliates (other than any such action expressly required by Applicable Law or by this Agreement) (a “PURCHASER TAX ACT”) or attributable to a breach by the Purchaser of its obligations under this Agreement.

(b) From and after the Closing Date, subject to the limitations set forth in Section 7.05 and the provisions of Section 7.09, the Purchaser shall indemnify Sellers and their Affiliates and each of their respective officers, directors, employees, stockholders, members, partners, agents and representatives and their respective successors and assigns (the “SELLER INDEMNITEES”) against and hold them harmless from (i) all liability for Taxes of the Company and its Subsidiaries other than Taxes described in 7.01(a)(i) through (iv), (ii) all liability for Taxes attributable to a Purchaser Tax Act or to a breach by the Purchaser of its obligations under this Agreement, and (iii) all liability for reasonable legal fees and expenses attributable to any item in clause (i) or (ii) above.

SECTION 7.02. OTHER INDEMNIFICATION BY SELLERS. Subject to the limitations set forth in Section 7.05 and the provisions set forth in Section 4.13, from and after the Closing, Sellers shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnitees against any and all claims, demands, actions, causes of action, losses, reduction in value of assets (to the extent such reductions result in a charge or expense under U.S. GAAP), costs, damages, liabilities, obligations or expenses, including, without limitation, reasonable third-party legal fees and expenses (collectively, “LOSSES”) (other than any Loss relating to Taxes, for which indemnification provisions are set forth in Section 7.01), to the extent arising or resulting from any of the following:

(i) any breach of any representation or warranty of Sellers contained in this Agreement or any other certificate or document delivered by Sellers to Purchaser with respect to such representations or warranties; and

(ii) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation of Sellers or the Company contained in this Agreement.

SECTION 7.03. OTHER INDEMNIFICATION BY PURCHASER. From and after the Closing, Purchaser shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Losses (other than any Loss relating to Taxes, for which indemnification provisions are set forth in Section 7.01), to the extent arising or resulting from any of the following:

(i) any breach of any representation or warranty of Purchaser contained in this Agreement or any other certificate or document delivered by Purchaser to Sellers with respect to such representations or warranties; and

(ii) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation of Purchaser contained in this Agreement.

SECTION 7.04. INDEMNIFICATION PROCEDURES.

(a) PROCEDURES. In order for an indemnified party (the “INDEMNIFIED PARTY”) to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall, within twenty (20) days following the discovery of the matters giving rise to any Loss, notify the indemnifying party (the “INDEMNIFYING PARTY”) in writing of its claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and the amount of the liability estimated to accrue therefrom; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, all information and documentation reasonably requested by the Indemnifying Party with respect to such Loss; provided, however, that failure to make such delivery shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

If the indemnification sought pursuant hereto involves a claim made by a third party (which shall not include any of the Sellers or any of their Affiliates or Purchaser or its Affiliates) against the Indemnified Party (a “THIRD PARTY CLAIM”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, if it so chooses, to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim; provided that if such settlement, compromise or discharge would impose a material order, material injunction or other material non-monetary damages on the Indemnified Party, the Indemnifying Party shall not settle or compromise such Third Party Claim without prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.

(b) PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS.

(i) If one party is responsible for the payment of Taxes pursuant to Section 7.01 of this Agreement (the “TAX INDEMNIFYING PARTY”), and the other party to this Agreement (the “TAX INDEMNIFIED PARTY”) receives a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim (a “TAX CLAIM”) with respect (in whole or in part) to such Taxes, the Tax Indemnified Party shall notify the Tax Indemnifying Party in writing of such Tax Claim in accordance with the procedures set forth in Section 7.04(a).

(ii) The Tax Indemnifying Party, at its own cost and expense, shall assume and control the applicable audit or examination and the defense of a Tax Claim involving any Taxes for which it has an obligation to indemnify the Tax Indemnified Party pursuant to Section 7.01 of this Agreement, and the Tax Indemnified Party and its Affiliates agree to cooperate with the Tax Indemnifying Party in pursuing such contest, including execution of any powers of attorney in favor of the Tax Indemnifying Party. Notwithstanding anything to the contrary contained herein, the Tax Indemnifying Party shall keep the Tax Indemnified Party informed of all material developments and events relating to such Tax Claim and the Tax Indemnified Party, at its own cost and expense and with its own counsel, shall have the right to participate in (but not control) the applicable audit or examination and defense of such Tax Claim.

In no case shall any Tax Indemnified Party settle or otherwise compromise any Tax Claim without the Tax Indemnifying Party’s prior written consent. Neither party shall settle a Tax Claim relating solely to Income Taxes of the Company or any of its Subsidiaries for a Straddle Period without the other party’s prior written consent.

SECTION 7.05. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; LIMITATIONS ON INDEMNIFICATION. (a) The representations and warranties of the parties hereto contained in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing and shall expire one (1) year after the Closing Date, except that the representations and warranties set forth in Sections 2.06(b), 2.06(c), 2.13, 2.16(b), 3.08(b), 3.08(c), 3.14 and 3.17(b), as well as the parties’ indemnification obligations under Section 7.01, shall survive until the third (3rd) anniversary of the Closing Date, and the representations and warranties set forth in Sections 2.01, 2.02, 2.03, 2.05, 2.24, 3.01, 3.02 and 3.03, as well as the Sellers’ indemnification obligations under Section 7.06, shall not terminate. After the expiration of such periods, any claim for indemnification by a party hereto based upon any breach of such representation or warranty (or under Section 7.01) shall be of no further force and effect, except to the extent a party has asserted a claim in accordance with this Article VII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty (or the provisions of Section 7.01, as applicable) to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VII and, if applicable, in the Indemnification Escrow Agreement. The covenants and agreements of the parties hereto contained in this Agreement (other than those set forth in Section 7.01, which shall terminate as set forth in this Section 7.05) shall survive the Closing until performed in accordance with their terms. Notwithstanding anything herein to the contrary: (i) except with respect to breaches of Sections 2.01, 2.02, 2.03, 2.05, 2.24 or 8.03 (or with respect to Sellers’ obligations under Section 7.06, which shall only be subject to the limitations specifically set forth in Section 7.06), in each case, as to which the provisions of this subclause (i) shall not apply, Sellers shall not be liable, pursuant to Section 7.02(i) or Section 7.02(ii) for any Losses suffered by any Purchaser Indemnitee arising out of a breach of any of Sellers’ representations or warranties or covenants to be performed prior to Closing, or pursuant to Section 7.01, in each case for (x) any Losses suffered by any Purchaser Indemnitee unless the aggregate of all Losses suffered by the Purchaser Indemnitees exceeds, on a cumulative basis, an amount equal to (Euro) 150,000, in which case the Purchaser Indemnitee may recover all Losses or (y) any individual items where the Loss relating thereto is less than (Euro) 25,000 (provided that any such items shall be aggregated for purposes of the immediately preceding clause (x));

(ii) except with respect to breaches of Sections 2.01, 2.02, 2.03, 2.05, 2.24 or 8.03 (or with respect to Sellers’ obligations under Section 7.06, which shall only be subject to the limitations specifically set forth in Section 7.06), in each case, as to which the provisions of this subclause (ii) shall not apply, the aggregate liability of Sellers hereunder pursuant to Section 7.01, Section 7.02(i) and Section 7.02(ii) for Losses suffered by the Purchaser Indemnitees shall in no event exceed US$7,000,000 (the “SELLERS’ CAP”); (iii) except with respect to breaches of Sections 3.01, 3.02 or 3.03, as to which the provisions of this subclause (iii) shall not apply, Purchaser shall not be liable, pursuant to Section 7.03(i) or Section 7.03(ii) for any Losses suffered by any Seller Indemnitee arising out of a breach of any of Purchaser’s representations or warranties or covenants to be performed prior to Closing, or pursuant to Section 7.01, in each case for (x) any Losses suffered by any Seller Indemnitee unless the aggregate of all Losses suffered by the Seller Indemnitees exceeds, on a cumulative basis, an amount equal to (Euro) 150,000, in which case the Seller Indemnitee may recover all Losses or (y) any individual items where the Loss relating thereto is less than (Euro) 25,000 (provided that any such items shall be aggregated for purposes of the immediately preceding clause (x)); and (iv) except with respect to breaches of Sections 3.01, 3.02 or 3.03, as to which the provisions of this subclause (iv) shall not apply, the aggregate liability of Purchaser hereunder pursuant to Section 7.01, Section 7.03(i) and Section 7.03(ii) for Losses suffered by the Seller Indemnitees shall in no event exceed US$7,000,000. In the event that any of the Indemnification Shares are delivered to Purchaser in satisfaction (in whole or in part) of any claim pursuant to this Article VII, the Sellers’ Cap shall be proportionately reduced by an amount equal to the aggregate Average Stock Price of such Indemnification Shares so delivered to Purchaser (as calculated in accordance with Section 4.13).

(b) Purchaser and each Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. With respect to monetary remedies for valid claims in favor of the Purchaser Indemnitees, during the term of the Indemnification Escrow Agreement, Purchaser Indemnitees shall first seek recourse against the Indemnification Shares, pursuant to the terms of the Indemnification Escrow Agreement, and shall be entitled to pursue other monetary remedies only to the extent that the Indemnification Shares are not sufficient to compensate all Purchaser Indemnitees’ Losses. The Indemnification Shares and the provisions of the Indemnification Escrow Agreement shall not limit any Purchaser Indemnitee’s other rights of recovery expressly set forth herein (including, without limitation, any and all rights to indemnification hereunder from and after the expiration of the Indemnification Escrow Agreement). Except in the case of any fraudulent conduct, fraudulent misrepresentation or other willful misconduct and except for equitable remedies (including, without limitation, the right to seek specific performance or other injunctive relief with respect to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation of Purchaser, Sellers or the Company set forth in this Agreement) and for remedies which cannot be waived as a matter of law, the rights to indemnification provided for in this Article VII shall constitute the sole post-Closing remedy of the Purchaser Indemnitees and Seller Indemnitees with respect to any and all claims relating to this Agreement, and the Purchaser and Sellers shall have no other liability or damages to any other party resulting from any such claims.

SECTION 7.06. INDEMNIFICATION FOR IP LETTER EXPOSURE.

(a) Notwithstanding anything herein to the contrary, and notwithstanding any disclosure made by Sellers or the Company to Purchaser in this Agreement or in any Exhibit or Schedule to this Agreement, from and after the Closing, Sellers shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnitees from and against any and all Losses (including, without limitation, any license, royalty, payment, settlement or other obligations of the Company or any of its Subsidiaries), to the extent arising or resulting from or relating to the matters referred to in the IP Letter, to the extent that any such Losses (including, without limitation, any license, royalty, payment, settlement or other obligations of the Company or any of its Subsidiaries) relate to any infringement, dilution or misappropriation or alleged infringement, dilution or misappropriation of any Intellectual Property with respect to any period prior to the Closing (the “IP LETTER EXPOSURE”). Notwithstanding anything herein to the contrary, Sellers’ indemnification obligations set forth in this Section 7.06 shall not be subject to any limitation contained in this Agreement or any Ancillary Agreement (including, without limitation, any of the limitations set forth in Sections 7.05(a)(i) and 7.05(a)(ii) hereof); provided, however, that (i) with respect to any IP Letter Exposure incurred by any Purchaser Indemnitee during the term of the Indemnification Escrow Agreement, Purchaser Indemnitees shall first seek recourse against the Indemnification Shares, pursuant to the terms of the Indemnification Escrow Agreement, and shall be entitled to pursue other monetary remedies only to the extent that the Indemnification Shares are not sufficient to compensate all Purchaser Indemnitees for any and all IP Letter Exposure; (ii) the Sellers’ Cap shall be reduced on a dollar-for-dollar basis by an amount equal to the indemnification obligations of Sellers under this Section 7.06, up to a maximum reduction of US$1,000,000 (and any amount of Sellers’ indemnification obligations under this Section 7.06 in excess of US$1,000,000 shall not further reduce the Sellers’ Cap and shall be in addition to all other indemnification obligations of Sellers under this Article VII up to the full amount of the IP Letter Exposure); and (iii) Sellers shall not be liable pursuant to this Section 7.06 for any Losses (or any license, royalty, payment, settlement or other obligations of the Company or any of its Subsidiaries) suffered or incurred by any Purchaser Indemnitee unless the aggregate of all such Losses (or license, royalty, payment, settlement or other obligations of the Company or any of its Subsidiaries) exceeds, on a cumulative basis, an amount equal to (Euro) 25,000, in which case such Purchaser Indemnitee may recover the full amount of all Losses (or license, royalty, payment, settlement or other obligations of the Company or any of its Subsidiaries).

(b) Notwithstanding anything herein to the contrary, from and after the date hereof, the parties hereto acknowledge and agree that Purchaser and any director, officer, employee, agent, consultant, advisor, Related Person or other representative, including legal counsel, accountants and financial advisors, of Purchaser that shall be designated by Purchaser shall be kept promptly informed with respect to any discussions or negotiations between Sellers, the Company or any of its Subsidiaries or any of their respective Affiliates, on the one hand, and and any of the parties set forth in the IP Letter, or any of their respective Affiliates, customers or licensees, on the other hand, relating to the matters referred to in the IP Letter. Such obligation to inform shall include the retention and (upon Purchaser’s request) the provision to Purchaser of records and information which are relevant to such matters, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In addition, Investcorp shall be entitled to participate in any discussions or negotiations between Sellers, the Company or any of its Subsidiaries or any of their respective Affiliates, on the one hand, and any of the parties set forth in the IP Letter, or any of their respective Affiliates, customers or licensees, on the other hand, relating to the matters referred to in the IP Letter.

SECTION 7.07. CALCULATION OF INDEMNITY PAYMENTS. The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss and shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount, provided that the net amount of any such increase and decrease shall not cause the total amount to be paid to exceed the maximum amounts set forth in Section 7.05 (excluding any indemnification amounts payable under Section 7.06 hereof, which shall not be subject to any such limitations contained in Section 7.05 and shall only be subject to the limitations expressly set forth in Section 7.06). In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount.

SECTION 7.08. TAX TREATMENT OF INDEMNIFICATION. For all Tax purposes, the Purchaser and Sellers agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price unless a final determination of the Taxing Authority in any relevant jurisdiction provides otherwise.

SECTION 7.09. AUDIT ADJUSTMENTS RELATING TO TAXES. Notwithstanding the provisions of Section 7.01, if as a result of a Tax audit that involves the Company or its Subsidiaries there is an adjustment to an item (i) which results in a Tax liability for a Pre-Closing Tax Period and a corresponding Tax benefit for a Post-Closing Tax Period, then Sellers shall not be obligated to indemnify Purchaser for such Pre-Closing Tax Period Tax liability to the extent of such Post Closing Tax Period Tax benefit or (ii) which results in a Tax liability for a Post-Closing Tax Period and a corresponding Tax benefit for a Pre-Closing Tax Period, then Purchaser shall pay to Sellers the amount of such Tax benefit, but not in excess of any amount previously paid by Sellers to Purchaser pursuant to clause (4) of Section 4.05(a)(ii) in respect of such item.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. ASSIGNMENT. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned or delegated by any of the parties hereto without the prior written consent of each of the other parties hereto, except that (a) Purchaser may assign its right to purchase the Shares hereunder to any of its Affiliates without the prior written consent of Sellers and (b) an assignment by operation of law in connection with a merger or consolidation following the Closing Date shall not require the consent of the other parties hereto. Notwithstanding the foregoing, each Seller and Purchaser shall remain liable for all of their respective obligations under this Agreement. Subject to the first sentence of this Section 8.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 8.01 shall be void.

SECTION 8.02. NO THIRD-PARTY BENEFICIARIES. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 8.03. EXPENSES. At or prior to the Closing, Sellers shall provide Purchaser with a schedule setting forth a break-down of the fees and expenses of Sellers’ counsel and financial advisors (including SVB Alliant) and the Company’s auditors, and any other Persons retained by Sellers or the Company to provide services to such parties in connection with the transactions contemplated by this Agreement, in each case to the extent reimbursable by Purchaser or that would otherwise be a payment obligation of Purchaser pursuant to this Section 8.03 (the “SELLERS’ FEE SCHEDULE”). Except as provided in this Section 8.03, each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement or the Ancillary Agreements, including the fees and expenses of any attorneys, accountants, brokers, investment bankers or other advisors employed or retained by or on behalf of such party (such expenses being referred to herein as “TRANSACTION EXPENSES”); provided, however, that if the Acquisition is consummated, Purchaser will pay at the Closing the reasonable Transaction Expenses incurred by Sellers, the Company and its Subsidiaries that are related to the Acquisition, up to a maximum amount of US$1,000,000, which shall be inclusive of the fees and expenses payable to SVB Alliant pursuant to Section 2.24, and any Transaction Expenses over and above such amount shall be paid by Sellers.

SECTION 8.04. NOTICES. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) business day following sending by overnight delivery via a national or international courier service and, in each case, addressed to a party at the following address for such party:

(i)	if to Sellers,

Investcorp International Ltd.
Investcorp House
48 Grosvenor Street
London W1K 3HW
United Kingdom
+44 (0) 20 7629 6600 (phone)
+44 (0) 20 7887 3335 (facsimile)
Attention: Mr. Hazem Ben-Gacem
and

Damany Holding GmbH
Gutenbergstrasse 2-4
85737 Ismaning
Germany
+49 (0) 89 996 41 – 110 (phone)
+49 (0) 89 996 41 – 442 (facsimile)
Attention: Mr. Cyrille Damany

with a copy to:

Linklaters Oppenhoff & Rädler
Hohenstaufenring 62
50674 Cologne
Germany
+(49-221) 20 91 0 (phone)
+(49-221) 20 91 435 (facsimile)
Attention: Raymond J. Fisher and
Carsten Flasshoff

(ii) If to the Company,

Willtek Communications GmbH
Gutenbergstrasse 2-4
85737 Ismaning
Germany
+49 (0) 89 996 41 - 110 (phone)
+49 (0) 89 996 41 - 442
Attention: Mr. Cyrille Damany

with a copy to:

Linklaters Oppenhoff & Rädler
Hohenstaufenring 62
50674 Cologne
Germany
+(49-221) 20 91 0 (phone)
+(49-221) 20 91 435 (facsimile)
Attention: Raymond J. Fisher and
Carsten Flasshoff

(iii)	if to Purchaser,

Wireless Telecom Group, Inc.
25 Eastmans Road
Parsippany, NJ 07054
Telephone: (201) 261-8797
Facsimile: (201) 261-8339
Attention: Mr. Karabet Simonyan

with a copy to:

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, NY 10166
Telephone: (212) 801-9200 (phone)
Facsimile: (212) 801-6400 (facsimile)
Attention: Robert H. Cohen, Esq. and
Anthony J. Marsico, Esq.

and

Nörr Stiefenhofer Lutz
Friedrichstrasse 2-6
D-60323 Frankfurt am Main
Germany
++49-(0) 69-97 14 77-0 (phone)
++49-(0) 69-97 14 77-100 (facsimile)
Attention: Dr. Laurenz Wieneke

or to such other address(es) as shall be furnished in writing by any such party to each of the other parties hereto in accordance with the provisions of this Section 8.04.

SECTION 8.05. HEADINGS; CERTAIN DEFINITIONS.

(a) The descriptive headings of the several Articles and Sections of this Agreement and the Disclosure Schedule to this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections”, “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.

(b) For all purposes hereof:

“AFFILIATE” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“BUSINESS DAY” shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York or Frankfurt am Main, Germany.

“INCLUDING” or “INCLUDES” means including, without limitation.

“MATERIAL ADVERSE EFFECT” means, when used in reference to or in the context of the Company or Purchaser, any change, effect, event, circumstance, occurrence or state of facts that (i) is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), cash flows, results of operations or prospects of such party and its Subsidiaries, considered as an entirety or (ii) will or could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Acquisition on the terms set forth in this Agreement and the Ancillary Agreements; provided, however, that the following shall not be taken into account or given effect, either individually or in the aggregate, in determining whether there has occurred or there reasonably could be expected to occur, or whether there exists a change, effect, event, circumstance, occurrence or state of facts that is or which reasonably could be expected to be, a material adverse effect: (i) any change, effect, event, circumstance, occurrence or state of facts relating to the United States or German economies or financial or securities markets in general (but only to the extent not constituting or arising from a banking moratorium or general suspension of trading for more than five consecutive trading days on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association), or (ii) any change, effect, event, circumstance, occurrence or state of facts directly relating to and arising out of the public announcement or performance of this Agreement and the transactions contemplated hereby.

“PERSON” means any individual, firm, corporation, partnership, limited partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“SUBSIDIARY” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

SECTION 8.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by facsimile, receipt acknowledged, to the other parties hereto.

SECTION 8.07. INTEGRATED CONTRACT; EXHIBITS/SCHEDULES. This Agreement, including the Schedules (and the Introduction thereto) and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 8.13 hereof, the Confidentiality Agreement and the Ancillary Agreements, including the schedules and exhibits thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement, the Confidentiality Agreement or the Ancillary Agreements other than those set forth herein or therein. In the event of any conflict between the provisions of this Agreement (including the Schedules (and the Introduction thereto) and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

SECTION 8.08. SEVERABILITY; ENFORCEMENT. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the court set forth in Section 8.10 hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

SECTION 8.09. GOVERNING LAW. This Agreement and any disputes arising under or related thereto (whether for breach of contract, tortuous conduct or otherwise) shall be governed and construed in accordance with the internal laws of the State of New York, U.S.A. (without giving effect to conflict of laws principles of the State of New York, U.S.A.). Nothing contained in the preceding sentence or elsewhere in this Agreement shall preclude the enforcement of any judgment or order in any jurisdiction where a party owns any assets or property. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Court of the State of New York sitting in New York County and (b) any United States Federal Court sitting in New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10. JURISDICTION. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortuous conduct or otherwise) shall be brought in the United States District Court for the Southern District of New York.

SECTION 8.11. SERVICE OF PROCESS. Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to Section 8.10.

SECTION 8.12. WAIVER OF JURY TRIAL. Each party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.12.

SECTION 8.13. AMENDMENTS. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

SECTION 8.14. FURTHER ASSURANCES. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other parties hereto from time to time to effectuate or confirm the transfer of the Shares to Purchaser in accordance with the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Sellers, the Company and Purchaser have duly executed this Agreement as of the date first written above.

INVESTCORP TECHNOLOGY VENTURES, L.P., by ITV Limited, as General Partner of Investcorp Technology Fund Limited Partnership, its General Partner

By:	/S/ EBRAHIM H. EBRAHIM
Name:	Ebrahim H. Ebrahim
Title:	Director

DAMANY HOLDING GMBH

By:	/S/ CYRILLE DAMANY
Name:	Cyrille Damany
Title:

WILLTEK COMMUNICATIONS GMBH

By:	/s/ CYRILLE DAMANY
Name:	Cyrille Damany
Title:	Chief Executive Officer

WIRELESS TELECOM GROUP INC.,

By:	/S/ KARABET SIMONYAN
Name:	Karabet Simonyan
Title:	Chairman of the Board and Chief Executive Officer

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